EXECUTION COPY	Exhibit 10.01

DEED OF LEASE

between

12061 BLUEMONT OWNER, LLC,

a Delaware limited liability company

as Landlord

and

VERISIGN, INC.,

a Delaware corporation

as Tenant

Dated as of September 15, 2010

DEED OF LEASE

THIS DEED OF LEASE (this “Lease”), dated September 15, 2010 (the “Effective Date”), is between 12061 BLUEMONT OWNER, LLC, a Delaware limited liability company (“Landlord”), having an office at c/o Rockwood Capital, LLC, 10 Bank Street, 11th Floor, White Plains, New York 10606, and VERISIGN, INC., a Delaware corporation (“Tenant”), having an office at 21355 Ridgetop Circle, Dulles, Virginia 20166.

W I T N E S S E T H:

WHEREAS, Landlord is the owner of the following (collectively, the “Office Complex”):

(i) the parcel of land more particularly described on Exhibit A attached hereto (the “Land”);

(ii) the building and other improvements (including a below-grade parking garage) situated on the Land currently known as 12061 Bluemont Way in Reston, Virginia (the “Building”), as more particularly described on the floor plans attached hereto as Exhibit A-1 (the “Floor Plans”);

(iii) all fixtures located on or affixed to the Land or the Building; and

(iv) the common and public areas of the Building, including, without limitation, the Parking Facilities, sidewalks, rooftop deck, basketball court, tennis court and any other amenities of the Office Complex external to the Building (the “Common Areas”).

WHEREAS, Tenant desires to lease from Landlord, and Landlord desires to lease to Tenant, one hundred percent (100%) of the Office Complex (the “Premises”), upon the terms and conditions of this Lease. Landlord and Tenant hereby conclusively agree that the Building contains 221,326 rentable square feet as determined pursuant to the ANSI/BOMA Z65.1.1996 Method of Measurement (ANSI-1996).

NOW, THEREFORE, for the mutual covenants herein contained and other good and valuable consideration, the receipt and adequacy of which are hereby conclusively acknowledged, the parties hereto hereby covenant as follows:

1. Definitions and Interpretation. All capitalized terms used in this Lease and not otherwise defined herein shall have the meanings given to them in Exhibit C attached hereto, and the provisions of this Lease shall be interpreted in accordance with the rules of construction set forth therein.

2. Demise, Premises, Term, Rent, Parking, and Partial Surrender. Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, the Premises, upon and subject to the terms, covenants, provisions and conditions of this Lease. Tenant shall have the exclusive right to use the Common Areas of the Office Complex, subject to the reasonable use of the Common Areas by Landlord (including Landlord’s agents, employees and contractors) in performing Landlord’s duties and exercising Landlord’s rights under this Lease.

2.1 Tenant shall have access to and from the Premises, 24 hours a day, seven (7) days a week, 365 days a year, throughout the Term (except during bona fide emergencies that actually require that Tenant be precluded from accessing the Premises, and then only for the period actually necessitated by such emergency), including any extensions thereof.

2.2(a) The term of this Lease (as the same may be renewed, the “Term”) shall commence on the date that Landlord tenders possession of the entire Premises to Tenant in accordance with Section 3.1, free of all tenants and other occupants (the “Commencement Date”) and shall expire at 11:59 p.m. on the Expiration Date unless earlier terminated pursuant to any of the conditions or covenants of this Lease. Provided no Event of Default exists at the time Tenant gives the extension notice (a “Renewal Notice”) to Landlord, Tenant may, at Tenant’s sole election, renew the Term for two (2) renewal terms of five (5) years each (each, a “Renewal Term”), with the first Renewal Term commencing on the day after the initial Expiration Date and the second Renewal Term commencing on the day after the expiration of the first Renewal Term, by giving Landlord the Renewal Notice at least twelve (12) months but not more than fifteen (15) months prior to, for the first Renewal Term, the initial Expiration Date, and for the second Renewal Term, the expiration of the first Renewal Term. If Tenant gives a Renewal Notice to Landlord in accordance with this Section, then, subject to this Section, the Term shall be renewed for the first Renewal Term and/or the second Renewal Term (as applicable) and Tenant shall have no right to renew or extend the Term beyond the second Renewal Term. It shall be a condition to Tenant’s extension of the Term for the second Renewal Term that Tenant shall have renewed the Term for the first Renewal Term.

(b) Landlord shall give Tenant at least ninety (90) days prior written notice, followed by a thirty (30) day prior written notice of the date that Landlord reasonably anticipates will be the Commencement Date, followed by no less than a ten (10) day prior written notice of the actual Commencement Date, which Commencement Date shall in no event be earlier than February 1, 2011. As of the Effective Date, Landlord and Tenant anticipate that the Commencement Date will be no later than on July 1, 2011. If the Commencement Date does not occur on or before November 30, 2011, then Tenant shall have the right to terminate this Lease by thereafter delivering to Landlord a thirty (30) day written notice of the exercise of such right, in which event this Lease shall terminate and be of no further force or effect and neither party shall have any further rights or obligations hereunder; provided, however, if the Commencement Date occurs during such thirty (30) day period, Tenant’s exercise of its termination right shall be deemed null and void.

(c) Landlord and Tenant acknowledge that, as of the Effective Date, the Premises is occupied by Sallie Mae, Inc. (or parties claiming through Sallie Mae, Inc.) (“Sallie Mae”). Prior to the Effective Date, Landlord has entered into an agreement (the “Sallie Mae Termination Agreement”) with Sallie Mae for the early termination of Sallie Mae’s existing lease for the Premises (the “Sallie Mae Lease”), and Landlord has provided to Tenant a true, correct and complete copy of the Sallie Mae Termination Agreement (redacted, if Landlord deems such redaction to be appropriate, other than with respect to the term expiration and termination provisions). The Sallie Mae Termination Agreement provides, among other things, that (i) the Sallie Mae Lease shall expire, at Sallie Mae’s option, on June 30, 2011, July 31, 2011 or August 31, 2011 (the “Sallie Mae Expiration Date”), (ii) on the Sallie Mae Expiration Date, Sallie Mae shall surrender the Premises to Landlord broom clean and in good order and condition, ordinary wear and tear and damage for which Sallie Mae is not responsible under the terms of the Sallie Mae Lease excepted (the “Sallie Mae Delivery Condition”), (iii) on the Sallie Mae Expiration Date, good and marketable title of the Furnishings (as defined in Section 2.7) shall be conveyed by Sallie Mae to Landlord, and (iv) on the Sallie Mae Expiration Date, Sallie Mae shall have removed all of Sallie Mae’s signs (including all monument, exterior Building signs and signs within the Premises) and shall have repaired and restored any damage caused thereby. Landlord shall use commercially reasonable good faith efforts to enforce (including, if necessary, litigation) all of Sallie Mae’s obligations arising under the Sallie Mae Termination Agreement, and, on a regular basis, Landlord shall keep Tenant informed of the status of Sallie Mae’s departure from the Premises and the status of Landlord’s efforts to enforce Sallie Mae’s obligations under the Sallie Mae Lease Termination Agreement. Landlord shall have no obligation to make any payment to Sallie Mae in order to entice Sallie Mae to surrender possession of the Premises to Landlord.

2.3(a) The fixed rent (“Fixed Rent”) payable by Tenant under this Lease shall be as set forth on Schedule 2.3. Fixed Rent payable during any Renewal Term shall be as provided in Section 2.3(d). Monthly Fixed Rent shall be due and payable by Tenant in advance on the first (1st) day of each calendar month during the Term (each, a “Rent Payment Date”), beginning on the 151st day from the Commencement Date (or, if such 151st day is not the first (1st) day of a calendar month, the first Rent Payment Date shall be the first (1st) day of the calendar month immediately following such 151st day, and Tenant shall be liable for Fixed Rent (calculated on a per diem basis) for each day of the period beginning on such 151st day and ending on the day prior to such first (1st) day of such calendar month). Such first Rent Payment Date is herein referred to as the “Rent Commencement Date” (e.g., if the Commencement Date is July 1, 2011, the Rent Commencement Date and the first Rent Payment Date will be December 1, 2011). Notwithstanding the foregoing to the contrary, Tenant shall be entitled to an abatement of, and Landlord hereby waives Tenant’s obligation to pay, fifty percent (50%) of all Fixed Rent installments with respect to the period beginning on the Rent Commencement Date and ending on the day immediately preceding the eighteenth (18th) monthly anniversary of the Rent Commencement Date (the “Abatement Period”). Nothing herein contained shall be deemed to diminish or relieve Tenant of its obligation to pay in accordance with the terms of this Lease all sums owed by Tenant to Landlord under this Lease during the Abatement Period other than Fixed Rent. Commencing on the first day following the Abatement Period, the full installments of Fixed Rent shall then and thereafter be payable in full by Tenant in accordance with the terms of the Lease.

(b) Tenant shall pay to Landlord, in addition to Fixed Rent, any and all other sums of money as shall become due from and payable by Tenant to Landlord in accordance with the provisions of this Lease (collectively, the “Additional Rent”).

(c) The following provisions shall govern the payment of Rent: (i) the covenant to pay Rent shall be independent of every other covenant in this Lease; (ii) in the event of the expiration or termination of this Lease prior to the determination of any Additional Rent, Tenant’s agreement to pay any such sums and Landlord’s obligation to refund any such sums shall survive the expiration or termination of this Lease; and (iii) each amount owed to Landlord under this Lease for which the date of payment is not expressly fixed shall be due thirty (30) days after the date of Tenant’s receipt of the statement showing the amount due.

(d)(i) The annual Fixed Rent payable during a Renewal Term shall be the Renewal Rate (no rate floor) for the Premises as of the commencement of the applicable Renewal Term (the “Renewal Calculation Date”), with such Renewal Rate being escalated on each anniversary of the Renewal Calculation Date by the market escalation rate that shall be determined as part of the determination of the Renewal Rate.

(ii) The “Renewal Rate” means the fair market triple net rental rate for the Premises as of the Renewal Calculation Date based on comparable space in Comparable Buildings for tenants having status comparable to Tenant’s status; considering all of Landlord’s services to be provided under this Lease during the applicable Renewal Term; with Tenant being required to pay Taxes (and Management Costs, if Landlord exercises its rights under Section 6.3 following an Operating Failure) pursuant to Section 4 of this Lease; assuming the Renewal Term rent is not set forth in the lease between the parties; assuming that the leased premises is unencumbered (e.g., the leased premises is not subject to another party’s superior expansion right); and otherwise taking all relevant factors into account including, without limitation, the following (to the extent applicable): rental abatements, brokerage commissions, the condition of the Premises, build-out periods and construction allowances for standard and above-standard construction and “downtime” that may be associated with the renewal or comparable transactions. Escalations in the Renewal Rate during a Renewal Term shall be determined by market practice with respect to comparable space in Comparable Buildings.

(iii) Landlord shall advise Tenant (the “Renewal Rent Notice”) of Landlord’s determination of the Renewal Rate within ten (10) days after receiving the Renewal Notice. If Tenant does not accept Landlord’s determination of the Renewal Rate, the parties shall meet and seek to reach agreement on the Renewal Rate during the thirty (30) day period that begins when Tenant receives the Extension Rent Notice (the “Renewal Negotiation Period”).

(iv) If Landlord and Tenant do not agree upon the Renewal Rate in writing within the Renewal Negotiation Period, Tenant shall within five (5) Business Days after the expiration of the Renewal Negotiation Period notify Landlord in writing that Tenant elects to either (x) withdraw Tenant’s Renewal Notice, in which event Tenant’s Renewal Notice will be of no force or effect and the Term of this Lease shall end on the original Expiration Date, or (y) require that such disagreement be resolved by arbitration in accordance with the procedures set forth below (and in the absence of such notice from Tenant, Tenant shall be deemed to have elected to proceed under clause (y)):

(A) In the event Tenant delivers the notice described in Section 2.3(d)(iv) requiring arbitration as described in clause (y) of said Section (or is deemed to have given such notice pursuant to said clause (y)), within five (5) Business Days of delivery of such notice (or deemed delivery) Tenant shall provide Landlord with notice of the name and address of the person to act as the arbitrator on Tenant’s behalf. The arbitrator shall be a real estate broker licensed in the Commonwealth of Virginia with at least ten (10) years full-time commercial brokerage experience who is familiar with the fair market rental rate of comparable space in Comparable Buildings. Within ten (10) Business Days after the service of Tenant’s designation of Tenant’s arbitrator, the Landlord shall give notice to Tenant specifying the name and address of the person designated by Landlord to act as arbitrator on its behalf, which arbitrator shall be similarly qualified. If a party fails to notify the other party of the appointment of its arbitrator within the time period specified in this Section 2.3(d)(iv)(A), and such failure continues for three (3) Business Days after such other party delivers a second notice to the first party, then the arbitrator appointed by such other party shall be the arbitrator to determine the Renewal Rate.

(B) The arbitrators shall meet within ten (10) Business Days after the second arbitrator is appointed and shall seek to reach agreement on Renewal Rate. If within twenty (20) Business Days after the second arbitrator is appointed the two (2) arbitrators do not reach agreement on Renewal Rate then the two (2) arbitrators shall appoint a third arbitrator, who shall be a person with qualifications similar to those required of the first two (2) arbitrators; provided, however, that in no event shall such third arbitrator be a broker that either Landlord or Tenant has engaged pursuant to a written agreement during the five (5) year period prior to appointment of such third arbitrator. If the two (2) arbitrators do not agree upon such appointment within five (5) Business Days after expiration of such twenty (20) Business Day period, then either party, on behalf of both, may request appointment of such a qualified person by the then president of the Greater Washington Commercial Association of REALTORS®, or the successor organization thereto. Each party shall pay the fees and expenses of its respective arbitrator and both shall share the fees and expenses of the third arbitrator. Attorneys’ fees and expenses of counsel and of witnesses for the respective parties shall be paid by the respective party engaging such counsel or calling such witnesses.

(C) The Renewal Rate shall be determined by the third arbitrator in accordance with the following procedures. Concurrently with the appointment of the third arbitrator, each of the arbitrators selected by the parties shall state, in writing, his or her determination of the Renewal Rate supported by the reasons therefor. The third arbitrator shall have the right to consult experts and competent authorities for factual information or evidence pertaining to a determination of the Renewal Rate, but any such determination shall be made in the presence of both parties with full right on their part to cross-examine. The third arbitrator shall conduct such hearings and investigations as he or she deems appropriate and shall, within thirty (30) days after being appointed, select which of the two (2) proposed determinations most closely approximates his or her determination of the Renewal Rate. The third arbitrator shall have no right to propose a middle ground or any modification of either of the two proposed determinations. The determination that the third arbitrator chooses as that most closely approximating his or her determination of the Renewal Rate shall constitute the decision of the third arbitrator and shall be final and binding upon the parties. The third arbitrator shall render his or her decision in writing with counterpart copies to each party. The third arbitrator shall have no power to add to or modify the provisions of this Lease. Promptly following receipt of the third arbitrator’s decision, the parties shall enter into an amendment to this Lease confirming the Renewal Rate, but the failure of the parties to do so shall not affect the effectiveness of the third arbitrator’s determination or the effectiveness of the Renewal Term.

(D) In the event of a failure, refusal or inability of any arbitrator to act, his or her successor shall be appointed by him or her, but in the case of the third arbitrator, his or her successor shall be appointed in the same manner as that set forth herein with respect to the appointment of the original third arbitrator.

2.4 Tenant covenants and agrees to pay Fixed Rent and the Additional Rent (collectively, “Rent”) promptly when due without notice or demand therefor, except as such notice or demand may be expressly provided for in this Lease, and without any abatement, deduction or setoff for any reason whatsoever except as otherwise expressly provided for in this Lease. All regularly scheduled payments of Rent (e.g., Fixed Rent) shall be paid by either wire or ACH transfer, in Tenant’s sole discretion, in lawful money of the United States to Landlord at its office or such other place, or to Landlord’s agent or at such other place, as Landlord shall designate by written notice to Tenant. Any Additional Rent payments which are not regularly scheduled payments shall be due thirty (30) days after the date of Tenant’s receipt of the statement showing the amount due. Such payments may be paid either by check or wire transfer. As of the Effective Date, Rent shall be paid to Landlord at Two Embarcadero Center, 23rd floor, San Francisco, CA 94111, Attention: Jamie McCue.

2.5 If the Rent Commencement Date with respect to any portion of the Premises commences on a day other than the first (1st) day of a calendar month, or if the Expiration Date occurs on a day other than the last day of a calendar month, the Fixed Rent for the applicable partial calendar month shall be prorated on the basis of a 365-day year (based on the actual number of days in question).

2.6(a) No payment by Tenant or receipt or acceptance by Landlord of a lesser amount than the correct Fixed Rent or Additional Rent shall be deemed to be other than a payment on account of such amount, nor shall any endorsement or statement on any check or any letter accompanying any check or payment be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance or pursue any other remedy provided in this Lease or at law. Additional Rent shall be deemed to be Rent under this Lease and Tenant’s failure to pay Additional Rent in the manner provided in this Lease (subject to any applicable grace, cure or notice period) shall be considered a failure to pay Rent under this Lease and Landlord shall be entitled to any rights and remedies provided herein or at law for such default. If Landlord shall at any time or times accept Rent after it has become due and payable, such acceptance shall not excuse a subsequent delay or constitute a waiver of Landlord’s rights hereunder.

(b) If any amount of Rent owed by Tenant to Landlord is not paid on or before the date that is ten (10) days after Landlord has given Tenant written notice that the payment is delinquent, then, in addition to paying the amount of Rent then due, Tenant shall pay to Landlord a late charge (the “Late Charge”) equal to three percent (3%) of the amount of Rent then required to be paid and shall also pay interest on such Rent from the date due until the date paid at the Applicable Rate; provided, however, that with respect to the first such late payment in each calendar year, Landlord shall not assess the Late Charge and interest shall not accrue if such delinquent payment of Rent is made on or before the tenth (10th) day following Tenant’s receipt of such notice. Payment of such Late Charge will not excuse the untimely payment of Rent. Any Late Charge and other amounts charged hereunder shall constitute Additional Rent.

2.7 On the Commencement Date, in consideration of the payment of the sum of One Dollar ($1.00), Landlord shall transfer to Tenant (or cause to be transferred to Tenant) good and marketable title in and to the furniture, fixtures and equipment set forth on Schedule 2.7-A to this Lease (the “Furnishings”), and Landlord shall deliver the Furnishings to Tenant in the Premises. Tenant will accept the Furnishings in “as is” condition as of the Commencement Date, without any other representations or warranties by Landlord. Tenant shall pay any sales tax due in connection with the transfer of ownership of the Furnishings to Tenant. On the Commencement Date, Landlord shall deliver to Tenant a bill of sale with respect to the Furnishings in the form attached hereto as Schedule 2.7-B.

2.8(a) Subject to the limitations set forth below, at least seven hundred (700) parking spaces shall be made available to Tenant and Tenant’s visitors at the Office Complex in the parking garage and parking lot (collectively, “Parking Facilities”). Tenant agrees that Landlord does not assume any responsibility for any damage or loss to any vehicle parked in the Parking Facilities, and any property located therein, or for any injury sustained by any person in or about the Parking Facilities, other than any of same arising from the negligence or willful misconduct of Landlord or its agents, employees or contractors.

(b) Tenant shall have the exclusive right to park in the Parking Facilities during the initial Term and any Renewal Term which parking rights shall be without charge during the initial Term and which parking rights shall be subject to the reasonable use of the Parking Facilities by Landlord (including Landlord’s agents, employees and contractors) in performing Landlord’s duties and exercising Landlord’s rights under this Lease. During any Renewal Term, Tenant shall pay to Landlord as Additional Rent a monthly parking charge for each parking space at the Parking Facilities in an amount equal to the charge that third party parking garage operators or parking garage tenants are then charging for monthly parking at Comparable Buildings (the “Parking Costs”). At the time the Renewal Rate is determined, the parties shall also determine the Parking Costs and, if necessary, use the same arbitration procedure set forth in Section 2.3(d) to resolve any dispute with respect to the amount of the Parking Costs.

2.9 Landlord shall pay to Tenant an allowance in the amount of Six Million Six Hundred Thirty-Nine Thousand Seven Hundred Eighty Dollars ($6,639,780) (the “Allowance”) on the Commencement Date. Tenant shall have the right to retain or use the Allowance for any purpose(s) as Tenant shall determine in Tenant’s sole discretion.

3. Delivery, Use and Occupancy of Premises.

3.1 On the Commencement Date, Landlord shall tender possession of the Premises to Tenant, and Tenant shall accept the Premises in “AS IS” condition except that the Premises shall be broom clean and Landlord shall deliver the Premises subject to the provisions of Section 7.3 (“Delivery Condition”), and subject to any Punch List Work. Landlord shall use commercially reasonable good faith efforts (including, if necessary, litigation) to cause Sallie Mae to surrender the Premises in the Sallie Mae Delivery Condition. Landlord shall not be required to perform any work, install any fixtures or equipment or render any services to make the Building or the Premises ready or suitable for Tenant’s occupancy; provided, however, Landlord shall, at Landlord’s expense, use commercially reasonable efforts to complete any

Punch List Work within thirty (30) days following the Commencement Date. Tenant’s possession of the Premises or any portion thereof shall constitute Tenant’s acceptance of the Premises and acknowledgement that the Premises is in the Delivery Condition, except for any Punch List Work. “Punch List Work” means any work required to put the Premises in Delivery Condition (including, without limitation, as provided in Section 7.3). Within five (5) Business Days after the Commencement Date, Landlord and Tenant shall meet at the Premises and mutually create a list of any Punch List Work. In the event Landlord fails to timely perform and complete all Punch List Work, Tenant may (but shall not be required to) perform and complete such unperformed Punch List Work at Landlord’s sole cost and expense. Landlord shall reimburse Tenant for the reasonable third-party costs and expenses actually incurred by Tenant in performing such Punch List Work, together with interest at the Applicable Rate, within thirty (30) days following Tenant’s demand therefor. In the event Landlord fails to so reimburse Tenant, Tenant may deduct such amounts and interest from the next installments of Fixed Rent payable by Tenant hereunder until such costs and expenses have been paid in full.

3.2 Subject to the other provisions of this Section 3, the Premises may be used and occupied by Tenant and any other Permitted Users from time to time for general and executive offices together with such other uses as are normally incidental and related to such office use in Comparable Buildings, including, without limitation, parking in the Parking Facilities, storage, computer and other electronic data processing operations, computer and software labs, data centers, employee lounges and training rooms, mail rooms, dining facilities, kitchens, pantries, vending machines, fitness facility, meeting rooms and all other business lawful facilities which Tenant reasonably considers necessary or desirable in the conduct of its business (any such use, a “Permitted Use”); provided, however, that Tenant shall not use the Premises or any part thereof, or permit the Premises or any part thereof to be used in any manner that would (i) violate any Legal Requirements, (ii) cause structural injury to the Building, (iii) make void or voidable, or make it difficult to obtain at standard cost Virginia standard form fire insurance, with extended coverage, or liability, elevator, boiler or other insurance customarily carried by prudent operators of Comparable Buildings, (iv) constitute a public or private nuisance, or (v) materially and adversely affect the value of the Building (other than ordinary wear and tear).

3.3 If any governmental license or permit (including any amendment to the non-residential use permit for the Building) shall be required for the proper and lawful conduct of Tenant’s business in the Premises or any part thereof, Tenant, at Tenant’s sole cost and expense, shall duly procure and thereafter maintain such license or permit and, upon request, shall deliver a copy of the same to Landlord, all prior to undertaking the use that necessitates such license or permit. Tenant shall comply with the material terms and conditions of such licenses or permits. At Tenant’s sole cost and expense, Landlord shall cooperate with Tenant in connection with obtaining any such governmental license or permit (including any permit required in connection with any Alterations) or any application by Tenant for any amendment or modification to the Building’s non-residential use permit, and shall reasonably promptly execute and deliver any applications, reports or related documents as may be requested by Tenant in connection therewith, provided that Tenant will reimburse Landlord for the actual out of pocket costs and expenses incurred by Landlord in connection with such cooperation within thirty (30) days after written demand therefor, accompanied by reasonably satisfactory documentation of such costs and expenses.

4. Real Property Tax Payments.

4.1 Landlord shall pay all Taxes to the appropriate taxing authorities when due. Tenant will pay such Taxes to Landlord in accordance with Section 4.2 hereof. Landlord shall prepare and file all tax reports required by governmental authorities which relate to Taxes and Tenant shall cooperate with Landlord by providing any information required by Landlord in order to do so. Provided that Tenant shall have paid such Taxes to Landlord in accordance with Section 4.2, if Landlord shall fail to pay to the appropriate taxing authorities any Taxes when due, then Tenant may, upon notice to Landlord, pay such unpaid Taxes, together with interest and penalties due with respect thereto, and Landlord shall reimburse Tenant therefor, together with interest at the Applicable Rate, within thirty (30) days following demand. In the event Landlord fails to so reimburse Tenant, Tenant may deduct such amounts from the next installments of Fixed Rent payable by Tenant hereunder until such amounts have been paid in full.

4.2 Landlord shall provide Tenant, not later than one (1) month prior to the commencement of each Tax Year, Landlord’s written reasonable estimate (a “Tax Statement”) of the Taxes payable by Tenant during such Tax Year (“Estimated Taxes”). Subject to Tenant’s receipt of a Tax Statement, commencing on the first Rent Payment Date of such Tax Year and continuing on each subsequent Rent Payment Date thereafter for the remainder of such Tax Year, Tenant shall pay into escrow as designated by Landlord (or any Superior Mortgagee) one-twelfth (1/12th) of the amount of Estimated Taxes due during such Tax Year. Not later than sixty (60) days after the end of each Tax Year in which Tenant made payments of Estimated Taxes, Landlord shall deliver to Tenant a written statement setting forth the actual Taxes for such Tax Year (“Actual Taxes”), together with reasonable supporting documentation (including copies of tax bills issued by the applicable Governmental Authorities). To the extent that Actual Taxes exceed Estimated Taxes for any Tax Year (or portion thereof), Tenant shall pay to Landlord, as Additional Rent, on the Rent Payment Date next succeeding Tenant’s receipt of Landlord’s notice of Actual Taxes (provided that if such next Rent Payment Date is less than thirty (30) days after Tenant’s receipt of Landlord’s notice, then Tenant may make such payment on the following Rent Payment Date), the amount of such deficiency or if the Term hereof has expired or been terminated, within thirty (30) days after Landlord’s written request therefor. To the extent that Estimated Taxes exceed Actual Taxes for any Tax Year, Tenant may offset the amount of such overpayment from the amount of Fixed Rent due on the Rent Payment Date(s) next succeeding Tenant’s receipt of Landlord’s notice of Actual Taxes or if the Term hereof has expired or been terminated, Landlord shall refund such overpayment to Tenant within thirty (30) days of Landlord’s delivery of the written statement of Actual Taxes to Tenant. All amounts so escrowed may only be used to pay Taxes and, to the extent of the payment, shall discharge Tenant’s obligations hereunder with respect to such payments.

4.3 Taxes for any Tax Year during which the Term commences or expires shall be apportioned between Landlord and Tenant so that Tenant pays its pro rata share of Taxes for such period based on the number of days which fall within the Term. If Landlord shall receive a refund of Taxes for any Tax Year, Landlord shall promptly notify Tenant of the amount of such refund inclusive of any interest thereon received by Landlord, and such refund (or portion of such refund with respect to a refund of Taxes for any Tax Year during which the Term commences or expires) (after deducting any and all actual third party costs and expenses, including, without limitation, reasonable attorneys’ fees, incurred by Landlord in connection with obtaining or collecting such refund) shall be credited to the installment(s) of Fixed Rent next payable by Tenant or shall be paid to Tenant within fifteen (15) Business Days after receipt by Landlord.

4.4(a) The expiration or termination of this Lease during any Tax Year (for any part or all of which there is a Tax payment under this Section 4) shall not affect the rights or obligations of the parties hereto respecting the payment of Taxes (or any Tax Statement relating to such payment), and, except as set forth in Section 4.4(b) to the contrary, all such rights and obligations shall survive any such expiration or termination of this Lease for a period of one (1) year.

(b) The foregoing and any other provision of this Lease to the contrary notwithstanding (including, without limitation, the provisions of Section 4.2), if a Tax contest is filed with respect to an applicable Tax year, all of Landlord’s and Tenant’s respective rights and obligations with respect to the payment and reimbursement of Taxes for such Tax year shall be extended and shall survive for a period of one (1) year after such Tax contest is finally resolved (including all appeals).

4.5 Upon twenty (20) days prior written notice to Landlord, Tenant shall have the right to contest, by appropriate legal proceedings prosecuted by Tenant in good faith and at Tenant’s sole cost and expense, the existence, amount and/or validity of Taxes payable by Tenant under this Lease; provided that such proceedings shall operate during the pendency thereof to stay: (a) the accumulation of penalties or interest on the collection of, or other realization upon, the Taxes so contested (unless Tenant agrees to pay such penalties or interest), (b) the sale, forfeiture or loss of the Office Complex, or (c) any interference with the use or occupancy of the Office Complex. In no event shall Tenant pursue any contest with respect to any Tax in such manner that may expose the Landlord or Tenant to any criminal or civil liability, penalty, or sanction (other than interest and civil penalties that Tenant agrees to pay). Tenant further agrees that each such contest shall be promptly and diligently prosecuted to a final conclusion, except that Tenant shall, so long as all of the conditions of this Section are at all times complied with, have the right to attempt to settle or compromise such contest through negotiations. Tenant shall pay any and all judgments, decrees and costs (including all reasonable attorneys’ fees and expenses) in connection with any such contest and shall, promptly after the final determination of such contest, fully pay and discharge the amounts which shall be levied, assessed, charged or imposed or be determined to be payable therein or in connection therewith (unless such amounts have been paid to Landlord pursuant to Section 4.2, in which event Landlord shall pay same to the taxing authority), together with all penalties, fines, interest, costs and expenses thereof or in connection therewith, and perform all acts within Tenant’s control the performance of which shall be ordered or decreed as a result thereof. Notwithstanding the fact that Tenant is prosecuting a contest of Taxes in accordance with the terms of this Section, Landlord may at any time pay, remove or cause to be discharged the Tax thereby being contested. If Tenant shall fail to pay or cause to be paid any Taxes when finally determined (provided that if such amounts have been paid to Landlord pursuant to Section 4.2, Landlord shall be responsible for paying same to the taxing authority), Landlord may, upon notice to Tenant, pay such Taxes, together with interest and penalties due with respect thereto, and Tenant shall reimburse Landlord therefor, within thirty (30) days following demand, as Additional Rent.

Tenant shall indemnify and hold harmless Landlord from and against any cost, claim, damage, penalty or actual expense, including reasonable attorneys’ fees, incurred by Landlord in connection with any contest of Taxes by Tenant pursuant to this Section. Landlord shall reasonably cooperate with Tenant in connection with any tax contest made by Tenant in accordance with this Section, including execution of any applications as may be required in connection therewith.

5. Alterations.

5.1 So long as Tenant shall be in compliance with the other applicable provisions of this Section 5 in all material respects, Tenant (including any permitted subtenant or other Permitted User of the Premises) may make any Pre-approved Alteration without the prior written consent of Landlord; provided that not later than five (5) Business Days prior to the commencement of any Pre-approved Alterations, Tenant shall deliver to Landlord written notice of any such Pre-approved Alteration project the cost of which is over $100,000. As used in this Lease, “Pre-approved Alteration” means any Alteration which is not a Specialty Alteration and (i) which does not require penetration of the exterior of the Building, including the roof (except for penetrations Tenant is permitted to make pursuant to Sections 14 and 15 which shall be governed by those Sections and not this Section 5), and (ii) which does not otherwise materially adversely affect any Building Systems and/or Structural Elements. “Specialty Alterations” shall mean any (A) Alteration consisting of the addition or removal of internal staircases, SCIFs, vaults, dumbwaiters, vertical transportation systems or any other Alterations which: (1) penetrate the floor or ceiling slabs of the Building; (2) are not customary installations for tenants occupying premises comparable to the Premises for general, administrative and executive office use as permitted under this Lease; and (B) Alteration to the exterior of the Building, the Parking Facility and/or any other improvement on the Land. All Alterations which are not Pre-approved Alterations shall be subject to the prior written approval of Landlord in accordance with the procedures set forth in Section 5.2.

5.2 Not later than ten (10) Business Days prior to the commencement of any Alterations which require Landlord’s consent, Tenant shall deliver to Landlord a written request for Landlord’s approval of such Alterations, together with plans and specifications for such Alterations. Landlord’s approval shall not be unreasonably withheld or conditioned, and Landlord shall respond in writing to Tenant’s request not more than ten (10) Business Days after Landlord’s receipt of Tenant’s request for consent. If Landlord denies Tenant’s request, Landlord shall provide Tenant with a written explanation for the reasons for its denial. If Landlord consents to Tenant’s request, Landlord shall have the right to make its consent subject to a requirement that Tenant remove the applicable Alterations upon the expiration or earlier termination of this Lease with respect to all or any portion of the Premises (any such Alterations so designated by Landlord for removal being “Required Removal Alterations”), and restore any such portion of the Premises substantially to its condition immediately prior to such Alteration. Landlord’s failure to respond to Tenant’s request for approval of Alterations as required above within the time period specified above shall be deemed Landlord’s approval of Tenant’s request. Within thirty (30) days after the completion of any Alterations requiring Landlord’s approval, Tenant shall deliver a complete set of “as built” plans and specifications to Landlord with respect to such Alterations in PDF format. Landlord shall not be entitled to any construction or other administration or management fee in connection with any

Alterations; provided, however, that Tenant shall reimburse Landlord within thirty (30) days after Tenant receives an invoice for the actual third-party out of pocket costs (if any) (e.g., fees of Landlord’s third-party architect and MEP engineer) reasonably incurred by Landlord in reviewing Tenant’s proposed and final Alteration plans.

5.3 Prior to the commencement of any Alteration, Tenant shall (i) at Tenant’s expense, obtain all permits, approvals and certificates, if any, required by any Governmental Authorities, and (ii) if requested by Landlord, furnish to Landlord duplicate certificates of worker’s compensation insurance (covering all persons to be employed by Tenant, and Tenant’s contractors and subcontractors in connection with such Alteration) and comprehensive public liability insurance (including property damage coverage) in such form, with such companies, for such periods and in such amounts consistent with customary industry practice in Comparable Buildings, naming Landlord, and any Superior Mortgagee, as additional insureds. Upon completion of such Alteration, Tenant, at Tenant’s expense, shall obtain certificates of final approval of such Alteration, if any, required by any Governmental Authority and shall furnish Landlord with copies thereof; provided said Governmental Authority does, in its normal course, provide or conduct such review or approval.

5.4 All Alterations made by or for the benefit of Tenant shall (a) be made and performed in a good and workmanlike manner by contractors licensed in the Commonwealth of Virginia; (b) be made and performed in accordance with all Legal Requirements and the terms of this Lease and any rules and regulations reasonably promulgated by Landlord with respect to the construction of Alterations in the Building; and (c) use materials or systems of a quality equal to or better than materials or systems then existing in the Building. Landlord shall, at Tenant’s sole cost and expense, cooperate with Tenant in connection with any filings, approvals and permits reasonably requested by Tenant and required by Legal Requirements to be made by Landlord, including execution of any applications as may be required in connection therewith.

5.5 Subject to Section 5.2, all Alterations in and to the Premises which may be made by Tenant during the Term and which constitute Tenant’s Property under Section 23 shall remain the property of Tenant, and upon the Expiration Date, shall be removed from the Premises by Tenant at Tenant’s sole option. Tenant, at Tenant’s expense, shall repair and restore in a good and workmanlike manner any damage to the Premises and/or the Building caused by Tenant’s removal of Required Removal Alterations and of such Alterations that constitute Tenant’s Property. If Tenant fails to so remove any of Tenant’s Property and/or any Required Removal Alterations, the same shall be deemed abandoned and Landlord may remove and dispose of same, and repair and restore any damage caused thereby, at Tenant’s expense.

5.6 Tenant shall not, directly or indirectly, create or otherwise cause, and shall promptly discharge, at Tenant’s expense, any lien, attachment, title retention agreement or claim upon the Premises created or caused by or through Tenant. Any mechanic’s or materialmen’s lien filed against the Premises for work claimed to have been done for, or materials claimed to have been furnished to, Tenant or any Permitted User, shall be discharged by Tenant within thirty (30) days after Tenant receives written notice thereof, at Tenant’s expense, by payment or filing the bond required by law.

6. Management, Maintenance and Repairs; Capital Replacements.

6.1 Subject to the provisions of Section 3.1 (regarding Landlord’s obligation to perform Punch List Work), Section 7.3 (regarding Landlord’s obligations with respect to compliance with Legal Requirements to the extent set forth in said Section), Section 10 (generally regarding fire and other casualties) and Section 11 (generally regarding condemnation) to the contrary, Tenant, at Tenant’s expense, shall operate, manage, maintain, repair and replace (if necessary) the Office Complex and all portions thereof (including, without limitation, the Building, the Common Areas, the Structural Elements, the Building Systems and restrooms of the Building), all in accordance with all Legal Requirements and to a standard not less than the standard to which Comparable Buildings are normally operated, managed, maintained, repaired and components thereof replaced (the “Operating Standard”), reasonable wear and tear, casualty and condemnation excepted. Tenant shall perform Tenant’s obligations under this Section 6.1 at Tenant’s expense, except to the extent (i) such expense is incurred due to damage caused in whole or in part by the negligence or willful misconduct of Landlord (including Landlord’s agents, employees and contractors), in which case Landlord shall pay all reasonable third-party expenses so incurred to Tenant within thirty (30) days after Landlord’s receipt of an invoice and reasonable supporting documentation therefor, and (ii) of Landlord’s reimbursement obligations under Section 6.4. In the event Landlord fails to timely make any payment required to be made pursuant to the foregoing clause (i) or fails to timely satisfy Landlord’s reimbursement obligations under Section 6.4, Tenant may deduct such amounts, together with interest thereon at the Applicable Rate, from the next installments of Fixed Rent payable by Tenant hereunder until such amounts have been paid in full.

6.2(a) Subject to the provisions of Section 6.4 to the contrary regarding Landlord’s reimbursement obligations with respect to certain Capital Improvements, Tenant, at Tenant’s expense, shall contract directly for the provision of all services and supplies to the Office Complex (including, without limitation, property management, cleaning and janitorial, landscaping, pest control, snow removal, security, Structural Elements and Building System maintenance and window cleaning) with vendors approved in advance in writing by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed, under service contracts that are terminable without penalty or premium by Tenant upon thirty (30) days prior written notice to such vendor. Tenant shall deliver a copy of each service and supply contract (and each amendment thereto) to Landlord within ten (10) days after such contract (or amendment) is entered into.

(b) Tenant shall have the right, at Tenant’s sole option, to use any or all of the lobby, cafeteria, fitness facilities and conference center portions of the Premises for the uses made of such facilities as of the Commencement Date, or Tenant may convert the use of any or all of such facilities to another use (and may make, subject to the provisions of Section 5, such Alterations Tenant deems necessary to effectuate such conversion(s)), provided that such different use is a Permitted Use. Tenant shall also have the right (but not the obligation) to maintain and staff a security guard and/or reception desk in the lobby of the Building.

6.3 In the event Landlord reasonably determines that Tenant is not operating, managing, maintaining, repairing or replacing (if necessary) the Premises materially in accordance with the Operating Standard (an “Operating Failure”), Landlord shall deliver a written notice to Tenant stating with specificity such Operating Failure, and Tenant shall have a period of thirty (30) days from the date of Tenant’s receipt of such notice (or such longer period of time as may be reasonably necessary provided that Tenant shall promptly commence to remedy such Operating Failure within such thirty (30) day period) to remedy such Operating Failure. In the event Tenant shall fail to timely remedy the Operating Failure set forth in Landlord’s written notice, Landlord shall have the right to remedy such Operating Failure after providing Tenant with ten (10) days’ advance written notice of Landlord’s intention to do so, and Tenant shall reimburse Landlord for all actual and reasonable costs incurred by Landlord in remedying such Operating Failure within thirty (30) days after Tenant receives an invoice and reasonable supporting documentation therefor. In addition, if Landlord remedies one or more Operating Failures pursuant to this Section 6.3 two (2) or more times during the Term of this Lease (including during any Renewal Term), Landlord shall have the right, as Landlord’s sole and exclusive remedy, to remedy such Operating Failure as aforesaid and/or to notify Tenant in writing (an “Operation Transition Notice”) that Landlord will thereafter assume responsibility for the operation, management, maintenance, repair and replacement (if necessary) of the Office Complex in accordance with the provisions of Schedule 6.3 except as otherwise set forth in Section 1(b) of said Schedule 6.3. In the event Landlord delivers an Operation Transition Notice in accordance with the provisions of this Section, commencing on the sixtieth (60th) day following Tenant’s receipt of such Operation Transition Notice (the “Operation Transition Date”) the provisions of Schedule 6.3 shall apply with respect to the operation, management, maintenance, repair and replacement (if necessary) of the Office Complex and the payment of the costs and expenses thereof.

6.4 If, in fulfilling Tenant’s obligations under this Lease, Tenant makes any capital improvements, capital repairs, capital replacements or other capital expenditures (collectively, “Capital Improvements”), Tenant shall pay the costs of such Capital Improvements as and when due to the applicable vendor or contractor and if the useful life of such Capital Improvement exceeds the then remaining portion of the Term, Landlord shall reimburse Tenant within thirty (30) days after Landlord’s receipt of an invoice and reasonable supporting documentation in an amount equal to such cost multiplied by a fraction, the numerator of which is the useful life of such Capital Improvement minus the then unexpired portion of the Term and the denominator of which is the useful life of such Capital Improvement; provided, however, if the Term is thereafter renewed, Tenant shall reimburse Landlord within thirty (30) days after Tenant’s receipt of an invoice for the portion of the cost of such Capital Improvement theretofore paid by Landlord to Tenant that was attributable to such Renewal Term. In addition, if the Capital Improvement is made to any Structural Elements, Landlord shall reimburse Tenant within thirty (30) days after Landlord’s receipt of an invoice and reasonable supporting documentation in an amount equal to 100% of such Capital Improvement cost. The foregoing notwithstanding, (A) Landlord shall have no obligation to reimburse Tenant for any costs incurred by Tenant arising from (i) any damage caused in whole or in part by the negligence or willful misconduct of Tenant or Tenant’s agents, employees, contractors, invitees or licensees; (ii) Tenant’s breach of this Lease; and/or (iii) Tenant’s need or desire to make Capital Improvements that the landlords of Comparable Buildings would not normally make at such landlord’s expense (e.g., if Tenant desires that the electric utility provider install new oversized electric lines to the Building so Tenant can operate special, non-standard equipment, Landlord would have no obligation to reimburse Tenant for any costs incurred in connection therewith); and (B) Landlord shall pay one hundred percent (100%) (without any contribution from Tenant) of any costs (i) arising from any damage caused in whole or in part by the negligence or willful misconduct of Landlord or Landlord’s agents, employees, or contractors. For purposes of this Section, the useful life of a Capital Improvement shall be the time the Capital Improvement in question is reasonably capable of fulfilling its intended purpose with adequate, routine maintenance, as reasonably determined by Landlord.

6.5 Landlord shall have no obligation to provide any supplies and/or services to the Office Complex including, without limitation, any heating, ventilation and air conditioning, utility, cleaning or janitorial services; provided, however, that if Landlord delivers an Operation Transition Notice to Tenant pursuant to Section 6.3, from and after the Operation Transition Date, each of Landlord’s and Tenant’s obligations with respect to such services. shall be as set forth on Schedule 6.3.

6.6 Not later than September 30th of each year during the Term, Landlord and Tenant shall have the Office Complex inspected by a reputable engineer licensed in the Commonwealth of Virginia, having experience in the maintenance and repair of Comparable Buildings and such engineer shall be selected by Landlord and reasonably approved by Tenant (the “Designated Engineer”). The Designated Engineer shall inspect the Office Complex for the purposes of confirming that the Office Complex is then being maintained and repaired in accordance with the Operating Standard and to determine what additional maintenance, repairs and replacements, if any, may be reasonably necessary during the next calendar year in order for the Office Complex to be in compliance with the Operating Standard. Tenant shall perform, or cause to be performed, such replacements and such reasonable repairs and maintenance that the Designated Engineer determines must be performed in order to maintain, repair and replace, if necessary, the Office Complex or components thereof in accordance with the Operating Standard; provided, however, that if Landlord delivers an Operation Transition Notice to Tenant pursuant to Section 6.3, from and after the Operation Transition Date, Landlord shall perform, or cause to be performed, such replacements and such reasonable repairs and maintenance except to the extent any of same is the responsibility of Tenant pursuant to Section 1(b) of Schedule 6.3. The costs and expenses for the Designated Engineer shall be paid by Tenant.

7. Compliance with Legal Requirements.

7.1 Tenant, at Tenant’s expense (except to the extent of Landlord’s reimbursement obligations under Section 6.4), shall comply with all Legal Requirements with respect to the Office Complex including, without limitation, Legal Requirements relating to Tenant’s use and occupancy of the Premises, Tenant’s conduct of its business or operations therein, the Structural Elements, the Common Areas and any Building Systems, whether or not such compliance requires work which is structural or non-structural, ordinary or extraordinary, foreseen or unforeseen. Each of Tenant and Landlord shall give prompt notice to the other of any notice it receives of any violation of any Legal Requirements with respect to the Office Complex or the use or occupation thereof. Tenant shall pay all reasonable out-of-pocket costs and expenses actually incurred by, and all the fines, penalties and damages which may be imposed upon, Landlord by reason of or arising out of Tenant’s failure to fully and promptly comply with and observe the provisions of this Section 7.1.

7.2 Tenant, at Tenant’s expense, may contest, by appropriate proceedings prosecuted diligently and in good faith, the validity or applicability to the Office Complex of any Legal Requirement, provided that:

(a) Landlord shall not be subject to a bona fide threat of criminal penalty or to prosecution for a crime, or any other fine or charge (unless Tenant agrees in writing to indemnify, defend and hold Landlord harmless from and against such non-criminal fine or charge), nor shall the Office Complex, or any part thereof, be subject to a bona fide threat of being condemned or vacated by reason of such contest;

(b) Tenant shall keep Landlord reasonably advised as to the status of such proceedings; and

(c) such proceedings shall operate during the pendency thereof to stay (i) enforcement of the Legal Requirement so contested, (ii) the sale, forfeiture or loss of the Office Complex and any portion thereof caused by Tenant’s failure to comply with such Legal Requirement, (iii) any interference with the use or occupancy of the Office Complex in accordance with the terms of this Lease, or (iv) the cancellation or increase in the rate of any insurance policy or a statement by the carrier that coverage will be denied.

7.3 Landlord represents and warrants to Tenant that, to Landlord’s actual knowledge as of the Effective Date, the Premises are not in violation of any Legal Requirements. In the event the foregoing representation and warranty is not true and correct as of the Effective Date, Landlord shall, at Landlord’s sole cost and expense, take such action and perform such work as may be required to make such representation and warranty true and correct, and same shall be deemed to be Punch List Work for the purposes of this Lease. If, after the Effective Date and prior to the Commencement Date, Sallie Mae or Landlord takes any action that causes any portion of the Premises to be in violation of any Legal Requirements and Landlord receives written notice of such violation, Landlord shall, at Landlord’s sole cost and expense, take such action and perform such work as may be required to cure such violation and such work shall be deemed to be Punch List Work for the purposes of this Lease.

8. Subordination, Nondisturbance and Attornment.

8.1 This Lease is subject and subordinate to each and every Superior Mortgage with respect to which Tenant receives an executed Superior Mortgagee SNDA (defined below), and which subordination shall be subject to the terms set forth in such Superior Mortgagee SNDA.

8.2 It shall be a condition to the subordination of this Lease to any Superior Mortgage that hereafter encumbers the Premises that Landlord shall have delivered to Tenant a commercially reasonable subordination, non-disturbance and attornment agreement, executed and acknowledged by the holder of such Superior Mortgage, as lender, in favor of Tenant (a “Superior Mortgagee SNDA”), which Superior Mortgagee SNDA shall provide that (i) provided that Tenant performs all of its obligations under this Lease, Tenant’s right to occupy the Premises shall not be disturbed by the transferee of the Office Complex or any part thereof in the event any foreclosure proceeding is prosecuted or completed or in the event the Office Complex, any part thereof or Landlord’s interest therein is transferred by foreclosure, by deed in lieu of foreclosure or otherwise (each, a “Foreclosure Event”), (ii) in the event of any Foreclosure Event, Tenant shall attorn to the transferee and shall recognize such transferee as the landlord under this Lease for the unexpired balance (and any renewals, if exercised) of the Term of this Lease upon the terms and conditions set forth in this Lease, and (iii) such transferee shall assume all of Landlord’s future obligations including, without limitation, the obligation to cure any then ongoing non-monetary default of Landlord after a reasonable time period after such transferee becomes the owner of the Office Complex but only to the extent such non-monetary default is reasonably curable by such transferee, and shall pay any refunds or credits due to Tenant and arising under this Lease from and after the Foreclosure Event.

8.3 Landlord represents and warrants to Tenant that no Superior Mortgage exists as of the Effective Date.

9. Insurance Requirements.

9.1 Neither Landlord nor Tenant shall violate, or permit the violation of, any condition imposed by any property insurance policy which applies to the Office Complex, nor commit or permit any violation of the policies of insurance carried by the other party with respect to the Office Complex, and shall not do anything, or permit anything to be done, or keep or permit anything to be kept in the Office Complex which could result in the termination of any of such policies, which would increase the property or other casualty insurance rate on the Office Complex or the property therein over the rate which would otherwise then be in effect or which would result in insurance companies of good standing refusing to insure the Office Complex or any of such property in amounts customarily maintained for Comparable Buildings.

9.2 Landlord shall carry and maintain the Landlord insurance coverages listed on Schedule 9 to this Lease and such additional or substitute coverages as are from time to time maintained by landlords of Comparable Buildings or required by any Superior Mortgagee.

9.3 Tenant shall carry and maintain the Tenant insurance coverages listed on Schedule 9 to this Lease and such additional or substitute coverages as are from time to time maintained by tenants of comparable size to Tenant (both in terms of Tenant’s financial size as well as the size of the Premises) in Comparable Buildings.

9.4 Landlord or Tenant, as applicable, shall pay as they become due all premiums for the insurance required to be carried by such party by this Section 9, shall renew or replace each policy and deliver to the other party evidence of the payment of the full premium therefor or installment then due at least ten (10) days prior to the expiration date of such policy. Tenant or Landlord shall provide the other party with evidence of insurance within ten (10) days of receipt of a request thereof by the other party.

9.5 In the event Landlord or Tenant, as applicable, shall fail to maintain the insurance as herein required, the other party shall have the right, but not the obligation, to acquire such insurance and pay the premiums therefor, which actual premium amounts shall be payable to such other party within thirty (30) days of receipt of an invoice therefor, with reasonable backup documentation.

10. Damage or Destruction by Casualty.

10.1 If during the Term the Office Complex shall be partially or totally damaged or destroyed by fire or other casualty, then the following shall apply:

(a) Tenant shall give written notice to Landlord of any damage or casualty occurring during the Term with respect to the Office Complex. Within sixty (60) days following such damage or casualty, Tenant shall provide Landlord with a written notice setting forth the percentage of the Building (or other improvements comprising the Office Complex) that has been rendered untenantable (or, with respect to other improvements comprising the Office Complex, unusable for their intended purpose) by reason of such damage or casualty, and the reasonable estimate of the time that is needed to substantially complete the repair of such damage or casualty, in each case as determined by a registered architect or licensed professional engineer designated by Tenant and reasonably acceptable to Landlord (the “Restoration Estimate”).

(b) If the Restoration Estimate states that (i) more than twenty-five percent (25%) of the rentable area of the Building is rendered untenantable due to damage or destruction to the Building, or (ii) the reasonable estimate of the time needed to substantially complete the repair of such casualty or damage is more than three hundred sixty-five (365) days from the date of the casualty or damage, then either Tenant or Landlord may terminate the entire Lease by giving the other party notice to such effect as soon as practicable under the circumstances and in any event within sixty (60) days after the delivery of the Restoration Estimate, and upon the date that is thirty (30) days following the giving of such notice, the Term and the estate hereby granted shall terminate and those provisions that expressly survive the termination or earlier expiration of this Lease shall so survive. If neither party terminates this Lease pursuant to this Section 10.1(b), then Landlord shall commence and diligently continue to perform all restoration and repairs of the Building as set forth in Section 10.1(c). For purposes of this Section 10, the term “untenantable” shall mean inaccessible or unusable for the normal conduct of Tenant’s business in a manner which is consistent with Tenant’s use prior to the occurrence of the casualty in question and the Tenant ceases the operation of its business within such portions of the Building (or the portion thereof deemed “untenantable,” as the case may be) other than to the limited extent of Tenant’s security personnel for the preservation of Tenant’s property, Tenant’s insurance adjusters, and/or a minimal number of Tenant’s employees for file retrieval, planning of temporary relocation and other disaster recovery functions.

(c) If the Restoration Estimate states that (i) twenty-five percent (25%) or less of the rentable area of the Building is rendered untenantable due to damage or destruction to the Building and (ii) the reasonable estimate of the time needed to substantially complete the repair of such casualty or damage is less than three hundred sixty-five (365) days from the date of the casualty or damage, then Landlord shall commence and diligently continue to perform all restoration/repairs to the Building and any insurance proceeds received by Tenant therefor shall be assigned or delivered to Landlord for such purpose. If the foregoing restoration/repairs (or the restoration/repairs undertaken after the failure of any party to terminate this Lease pursuant to Section 10.1(b)) to the Building by Landlord are not completed within three hundred sixty-five (365) days after the date of the casualty or damage, then Tenant may terminate this lease by giving written notice thereof to Landlord within thirty (30) days after the expiration of such three hundred sixty-five (365) day period (unless the restoration/repairs are completed prior to delivery of such notice to Landlord) with such termination to be effective on the date that is thirty (30) days after the date of such notice from Tenant.

(d) Notwithstanding anything to the contrary contained herein, if any portion of the improvements (other than the Building) comprising the Office Complex are the subject of a casualty or damage, and such casualty or damage (i) materially interferes with Tenant’s use and occupancy of, or access to, the Premises as contemplated under this Lease, and (ii) the reasonable estimate of the time needed to substantially complete the repair of such casualty or damage is more than three hundred sixty-five (365) days from the date of the casualty or damage, then Tenant may terminate the entire Lease by giving Landlord notice to such effect as soon as practicable under the circumstances and in any event within sixty (60) days after the delivery of the Restoration Estimate, and upon the date that is thirty (30) days following the giving of such notice, the Term and the estate hereby granted shall terminate and those provisions that expressly survive the termination or earlier expiration of this Lease shall so survive. If Tenant does not elect to terminate this Lease pursuant to this Section 10.1(d), or if the damage or casualty to such other improvements comprising the Office Complex is of such a nature that Tenant is not entitled to terminate this Lease pursuant to this Section 10.1(d), then Landlord shall commence and diligently continue to perform all restoration/repairs to such other improvements comprising the Office Complex and any insurance proceeds received by Tenant therefor shall be assigned or delivered to Landlord for such purpose.

10.2 If this Lease shall be terminated by Tenant pursuant to this Section 10, then Tenant shall assign to Landlord all insurance proceeds (less costs of collection) relating to tenant improvements of Tenant constructed after the Commencement Date, if any, from policies being maintained by Tenant pursuant to Schedule 9. In the event of any termination of the Lease, Rent shall be prorated as of the date of the casualty or damage. In the event of any casualty or damage following which this Lease is not terminated, but the casualty or damage is such so as to make the Premises or any part thereof untenantable or inaccessible for five (5) consecutive Business Days or more, and Tenant ceases to use such untenantable area to conduct Tenant’s business, then Rent shall abate proportionately (based on the number of square feet rendered untenantable or inaccessible) as of the first (1st) business day after the date of the casualty or damage until the earlier of the date that Tenant again uses such space to conduct Tenant’s business or the date that the restoration/repairs which Landlord is obligated to perform hereunder have been substantially completed.

11. Condemnation.

11.1 If the entire Premises shall be acquired or condemned for any public or quasi-public use or purpose, this Lease and the Term shall end as of the date of the vesting of title in the condemning authority with the same effect as if said date were the Expiration Date.

11.2 If less than the entire Premises shall be acquired or condemned for any public or quasi-public use or purpose, then the following provisions shall apply:

(a) Except as otherwise provided herein, from and after the date of the vesting of title in the condemning authority, this Lease and the Term shall continue in full force and effect except that this Lease and the Term shall end as to the acquired or condemned portion of the Premises and Rent shall be reduced by the proportion which the area so acquired or condemned bears to the total area of the Premises immediately prior to such acquisition or condemnation.

(b) If the acquisition or condemnation materially interferes with Tenant’s use and occupancy of, or access to, the Premises as contemplated under this Lease, and, by reason of such acquisition or condemnation, Tenant cannot reasonably be expected to maintain its business and operations therein, then Tenant, at Tenant’s option, may terminate this Lease effective immediately upon written notice to Landlord delivered no later than thirty (30) days next following the date of vesting of title in the condemning authority, and the Rent shall be apportioned as of the date of such termination, and any prepaid portion of Rent for any period after such date shall be refunded by Landlord to Tenant.

(c) If a part of the Premises shall be acquired or condemned and this Lease and the Term shall not be terminated pursuant to the foregoing provisions of this Section 11.2, Landlord shall remediate that part of the Premises not so acquired or condemned to a premises separately demised from the space so taken or condemned to then Building standard conditions such that Tenant may maintain its business and operations therein, exclusive of Tenant’s Property.

11.3 If all or a portion of a Common Area is acquired or condemned for any public or quasi-public use or purpose, and if such acquisition or condemnation materially interferes with Tenant’s use and occupancy of, or access to, the Building and/or the Parking Garage as contemplated under this Lease, and, by reason of such acquisition or condemnation, Tenant cannot reasonably be expected to maintain its business and operations therein, then Tenant, at Tenant’s option, may terminate this Lease effective immediately upon written notice to Landlord delivered no later than thirty (30) days next following the date of vesting of title in the condemning authority, and the Rent shall be apportioned as of the date of such termination, and any prepaid portion of Rent for any period after such date shall be refunded by Landlord to Tenant. If this Lease is not terminated pursuant to this Section 11.3, then Landlord shall remediate that part of the Common Areas not so acquired or condemned to the then existing standard conditions of the Building.

11.4 In connection with any acquisition or condemnation of the Parking Facility for any public or quasi-public use or purpose that results in the reduction of the number of parking spaces available for use by Tenant within the Parking Facility, in an amount that is more than ten percent (10%) of the number of such parking spaces (a) required to be provided pursuant to Section 2.8(a), or (b) required to be provided for the Premises pursuant to the applicable Legal Requirements at the time of such acquisition or condemnation, then either (i) Landlord shall arrange for substitute parking reasonably proximate to the Premises but in no event more than four blocks away, or (ii) if Landlord does not arrange for such substitute parking, monthly Fixed Rent shall be reduced by an amount equal to the number of parking spaces below the greater of the number required by clause (a) or (b) above, multiplied by the then current market rent for parking spaces at Comparable Buildings.

11.5 In the event of any acquisition or condemnation described in this Section 11, Landlord shall be entitled to receive the entire award for any such acquisition, condemnation and/or restoration, Tenant shall have no claim against Landlord or the condemning authority for the value of any unexpired portion of the Term and Tenant hereby expressly assigns to Landlord all of its right in and to any such award. Nothing contained in this Section 11.5 shall be deemed to prevent Tenant from making a separate claim in any condemnation proceedings for the then value of any furniture, furnishings and fixtures installed by and at the expense of Tenant and included in such taking, plus moving expenses.

12. Assignment, Subletting and Mortgaging.

12.1 Tenant may enter into Pre-approved Assignments without the prior written consent of Landlord. All Non-Preapproved Assignments shall require the prior written consent of Landlord, as provided in Section 12.2 below.

12.2 If Tenant desires to enter into a Non-Preapproved Assignment, then Tenant shall submit to Landlord with respect to the proposed assignee (a “Non-Preapproved Assignee”) the following specific information (collectively, the “Assignment Review Criteria”): (A) the identity of the Non-Preapproved Assignee, (B) the most recent financial statement or other reasonable evidence of financial capacity of such Non-Preapproved Assignee, (C), if applicable, the credit rating of such Non-Preapproved Assignee, and (D) the form of the proposed Assignment Agreement. Tenant shall also provide to Landlord such additional information as reasonably necessary to evaluate the proposed Non-Preapproved Assignee and reasonably requested by Landlord after Landlord’s receipt of the Assignment Review Criteria. Landlord, in its reasonable discretion, shall approve or disapprove the Non-Preapproved Assignment no later than the tenth (10th) Business Day following receipt of the Assignment Review Criteria and, if Landlord has so requested, the additional information (which response shall include, in the event of a disapproval, the reason(s) for such disapproval). Landlord shall be deemed to have acted reasonably in granting or withholding consent if such grant or disapproval is based on the review of the Assignment Review Criteria applying commercially prudent and reasonable business judgment, and in no event shall Landlord be required to consent to a proposed assignment if at the date such consent is requested a monetary or material non-monetary Event of Default exists. Any purported assignment in violation of this Section 12.2 shall be null and void. Landlord’s failure to respond to Tenant’s request for consent of a Non-Preapproved Assignment within the time period specified above shall be deemed Landlord’s approval of Tenant’s request.

12.3 Tenant shall have the right, upon fifteen (15) days prior written notice to Landlord but with no prior consent or approval of Landlord being required or necessary, to enter into one or more subleases for any portion of the Premises with (i) an Affiliate of Tenant or a Permitted Assign for all or any portion of the Premises, or (ii) any other third parties that sublease, in the aggregate with all other then subtenants (exclusive of any subtenants that are Affiliates of Tenant), 110,663 or fewer rentable square feet provided that such subtenant under this clause (ii) is consistent in kind and character with the tenants normally found in Comparable Buildings (each, a “Pre-approved Sublet”). All subleases other than subleases pursuant to Pre-approved Sublets shall require Landlord’s prior consent or approval, which consent or approval shall not be unreasonably withheld, delayed or conditioned; provided that in no event shall

Landlord be required to consent to a proposed sublease if at the date such consent is requested an Event of Default exists. Landlord shall respond to Tenant’s request for consent hereunder within ten (10) days of Landlord’s receipt of Tenant’s request (which response shall include, in the event of a denial of the request, the reason(s) for such denial). Landlord’s failure to respond to Tenant’s request within the time period specified above shall be deemed Landlord’s approval of Tenant’s request. Any purported sublease in violation of this Section 12.3 shall be null and void.

12.4 If Tenant assigns all of its rights and interest under this Lease, the assignee under such assignment shall expressly assume all the obligations of Tenant hereunder, actual or contingent, arising on or after the date of such assignment, by a written instrument delivered to Landlord at the time of such assignment in form and substance reasonably acceptable to Landlord. Unless Landlord shall specifically agrees to the contrary in writing, no assignment or sublease shall affect or reduce any of the obligations of Tenant hereunder, and all such obligations of Tenant shall continue in full force and effect as obligations of a principal and not as obligations of a guarantor, as if no assignment or sublease had been made. No assignment or sublease shall impose any additional obligations on Landlord under this Lease.

12.5 Any provision herein to the contrary notwithstanding, the following terms and conditions will apply to any subleasing or assignment by Tenant hereunder:

(a) With respect to any subleasing or assignment that requires Landlord’s consent, Tenant shall, upon demand, reimburse Landlord for all reasonable out-of-pocket expenses actually incurred by Landlord in connection with such proposed assignment or sublease, including any investigations as to the acceptability of the proposed assignee or subtenant (“Transferee”) and all out-of-pocket legal costs reasonably incurred in connection with the granting of any requested consent, such legal fees not to exceed, through December 31, 2013, $5,000 per proposed assignment or sublease, but without limitation (other than that the legal fees must be reasonable) if the proposed assignment or sublease includes unusual issues;

(b) the form of the proposed assignment or sublease agreement shall be reasonably satisfactory to Landlord;

(c) each sublease shall be subject and subordinate to this Lease and to the matters to which this Lease is or shall be subordinate; and Tenant and each Transferee shall be deemed to have agreed that upon the occurrence and during the continuation of an Event of Default hereunder, Tenant has hereby assigned to Landlord, and Landlord may, at its option, accept such assignment of, all right, title and interest of Tenant as sublandlord under such sublease, together with all modifications, extensions and renewals thereof then in effect and such Transferee shall, at Landlord’s option, attorn to Landlord pursuant to the then executory provisions of such sublease, except that Landlord shall not be (A) liable for any previous act or omission of Tenant under such sublease, (B) subject to any counterclaim, offset or defense not expressly provided in such sublease, which theretofore accrued to such Transferee against Tenant, (C) bound by any previous modification of such sublease not consented to by Landlord or by any prepayment of more than one month’s rent, (D) bound to return such Transferee’s security deposit, if any, except to the extent Landlord shall receive actual possession of such deposit and such Transferee shall be entitled to the return of all or any portion of such deposit under the terms of its sublease, or (E) obligated to make any payment to or on behalf of such

Transferee, or to perform any work in the subleased space or the Building, or in any way to prepare the sublet space for occupancy, beyond Landlord’s obligations under this Lease. The provisions of this Section shall be self-operative, and no further instrument shall be required to give effect to this provision, provided that the Transferee shall execute and deliver to Landlord any instruments Landlord may reasonably request to evidence and confirm such subordination and attornment;

(d) each sublease shall terminate upon any termination of this Lease, unless Landlord elects in writing to cause the subtenant to attorn to and recognize Landlord as the lessor under such sublease, whereupon such sublease shall continue as a direct lease between the subtenant and Landlord upon all the terms and conditions of such sublease;

(e) each sublease shall bind the subtenant to all applicable covenants contained in this Lease with respect to subleased premises to the same extent as if the subtenant were the Tenant; and

(f) each sublease shall not grant renewal rights to subtenant beyond the Term (as the same may be renewed) without the prior written consent of Landlord.

12.6 Tenant shall, within ten (10) days after the execution and delivery of any assignment or sublease, deliver a duplicate original copy thereof to Landlord.

12.7 Other than any sublease or assignment to an Affiliate of Tenant or a Permitted Assign, if any sublease or assignment (whether by operation of law or otherwise) provides that the subtenant or assignee thereunder is to pay any Assignment Profit (defined below), then Tenant shall pay to Landlord fifty percent (50%) of any such Assignment Profit applicable to the sublease or assignment no later than thirty (30) days after any receipt thereof by Tenant. Acceptance by Landlord of any payments due under this Section shall not constitute approval by Landlord of any sublease or assignment, nor shall such acceptance waive any rights of Landlord hereunder. As used herein, the term “Assignment Profit” means any amount in excess of the sum of (a) the rental and other charges due under this Lease plus (b) the reasonable, out-of-pocket expenses (including brokerage commissions, marketing and advertising expenses, legal fees, costs to prepare the space for a subtenant, allowances, rent abatements, free rent periods and other concessions) which Tenant reasonably incurred in connection with the procurement of such sublease or assignment, whether such excess be in the form of an increased monthly or annual rental, or a lump sum payment (and if the subleased or assigned space does not constitute the entire Premises, the existence of such excess shall be determined on a pro-rata basis); provided, however, that “Assignment Profit” shall not include (1) any non-rent consideration paid in connection with a business sale or merger or other similar business transaction for which the assignment is necessary but fulfilling a larger purpose than solely the assignment, or (2) any bona fide payments (which are not disguised rent) for furniture and/or office equipment or other personal property or services accompanying the assignment or sublease).

12.8 Subject to Tenant’s rights set forth in Section 35, Landlord may assign, mortgage, pledge, hypothecate or otherwise encumber or transfer its interest in this Lease, as landlord hereunder and as owner of the Office Complex, at any time to anyone, in its sole discretion, without the prior written consent of the Tenant or any successor in interest to the

Tenant. Landlord shall deliver to Tenant notice of any such assignment, mortgage, pledge or other transfer of this Lease or the Office Complex no later than five (5) Business Days following the effective date thereof, provided that Landlord shall use commercially reasonable efforts to deliver notice of same to Tenant within ten (10) days prior to any such transfer.

13. Utilities. Tenant shall make all arrangements for service and pay as and when due for all electrical power, water and other utilities used and consumed in connection with all or any portion of the Office Complex, including all surcharges, taxes, fuel adjustments and sales taxes and charges thereon and other sums payable with respect thereto, directly to the service provider or, to the extent incurred by Landlord following Landlord’s delivery to Tenant of an Operation Transition Notice pursuant to Section 6.3, as Management Costs (as defined on Schedule 6.3) pursuant to Schedule 6.3. Tenant shall also be responsible for paying all telephone, television, radio, cable, satellite and other communications services provided to the Premises, including all surcharges, taxes and sales charges thereon and other sums payable in respect thereof; such items to be promptly paid directly by the Tenant to the applicable provider thereof.

14. Roof Rights.

(a) Tenant will operate, repair, maintain or replace all of the following equipment currently located on the external roof areas of the Building: (i) air conditioning and ventilation units serving the Building, including all related connections, ducts, vents, installation frames and related equipment, (ii) emergency power generation systems and equipment serving the Building and/or the Building Systems, including all related wiring, cables, power connectors, installation frames and related equipment, and (iii) any other similar mechanical equipment serving all or any portion of the Building (collectively, the “Rooftop Equipment”), all in a manner consistent with the Operating Standard.

(b) Subject to applicable Legal Requirements and to Landlord’s reasonable screening requirements, Tenant, at Tenant’s sole cost and expense, shall have the right to install on the roof, operate, repair and maintain and may remove from and on the roof supplemental HVAC, telecommunications and similar equipment and apparatus, including, without limitation, antennae, microwave dishes and radio antenna and satellite communication dishes and apparatus, together with all related ducts, wiring, cables, power connectors, installation frames and related equipment (“Additional Rooftop Equipment”). Tenant shall be responsible for procuring all licenses or permits as may be required from Governmental Authorities for the use or operation of the Additional Rooftop Equipment. All Additional Rooftop Equipment shall be installed, operated, repaired, maintained, replaced and removed so as not to void any roof warranty. All such Additional Rooftop Equipment shall, upon the Expiration Date, be deemed the property of Tenant and Tenant shall at the expiration or earlier termination of the Term hereof, remove all such Additional Rooftop Equipment in accordance with all Legal Requirements and Section 23.2, repairing all damage caused by such removal and without voiding or adversely affecting any roof warranty then in effect.

15. Building Name and Signage.

15.1 Tenant shall have the right to install, maintain, replace, and remove signage of any type within the Premises including signage on the monument sign for the Office Complex, on the exterior of the Building and on the roof of the Building during the Term (and any renewals thereof) without the consent or approval of Landlord, provided that (i) such signage does not violate any applicable Legal Requirements, (ii) such signage or the installation or removal thereof does not void or adversely affect any roof warranty or otherwise cause any material damage to any Structural Element of the Building, and (iii) any such monument and exterior signage has been approved in writing by Landlord, such approval not to be unreasonably withheld, conditioned or delayed, prior to installation or replacement thereof and prior to any change thereto.

15.2 All of Tenant’s signs shall be deemed Tenant’s Property. At the expiration or earlier termination of the Term hereof, Tenant shall, at Tenant’s sole cost and expense, remove any monument and exterior signs, and repair and restore in a good and workmanlike manner any damage to the Premises and/or the Building caused by such removal. Tenant shall have no obligation to remove any signs that are within the interior of the Premises. If Tenant fails to so remove any of Tenant’s monument or exterior signage, the same shall be deemed abandoned and Landlord may remove and dispose of same, and repair and restore any damage caused thereby, at Tenant’s expense, and without accountability to Tenant.

16. Access to Premises. Landlord or any Superior Mortgagee or any other party designated by Landlord, and their respective agents, shall have the right to enter the Premises at reasonable times and upon reasonable prior notice (which shall be at least twenty-four (24) hours except in the case of an emergency in which immediate action must be taken to prevent imminent harm to persons or property when no such notice shall be required) to: (i) examine and inspect the Premises (including to confirm Tenant’s compliance with its obligations under this Lease), (ii) show the Premises to prospective purchasers, mortgagees, lessors or lessees (but to prospective lessees of any space only in the last eighteen (18) months of the Term (as the same may be renewed pursuant to Section 2.2) and their respective agents and representatives), (iii) to make such repairs, alterations, replacements or additions to the Premises (A) which Landlord may elect to perform following Tenant’s failure to perform or in the event of an emergency, or (B) for which Landlord is responsible, (iv) to comply with any Legal Requirements, and (v) to exercise Landlord’s remedies upon the occurrence and during the continuation of an Event of Default. Landlord agrees that it will not unreasonably disrupt Tenant or Tenant’s business because of such activities and that any Person accessing the Premises shall, at Tenant’s option, be escorted at all times by a designated representative of Tenant (except in the event of an emergency if no such representative is available).

17. Non-Residential Use Permit.

17.1 Tenant shall not at any time use or occupy the Premises in violation of the non-residential use permits at such time issued for the Building. In the event that any applicable Governmental Authority shall hereafter contend or declare by notice, violation, order or in any other manner whatsoever that the Premises are used by Tenant (or any party claiming by, through or under Tenant) for a purpose which is a violation of such non-residential use permit, Tenant shall, upon written notice from Landlord or any Governmental Authority, promptly discontinue such use of the Premises.

17.2 Throughout the Term, Landlord shall not change the non-residential use permits for the Building in a manner which shall adversely affect Tenant’s use of the Premises for any Permitted Use, or Tenant’s ability to obtain a valid construction permit for any Alteration in the Premises, unless required by Legal Requirements. At Tenant’s request, Landlord shall cooperate with Tenant, at Tenant’s sole cost and expense, in connection with any reasonable changes to the non-residential use permits for the Building required by Tenant for any reasonable use of the Premises by Tenant, provided such use is otherwise permitted pursuant to the terms of this Lease and will not materially and adversely affect the fair market value of the Building.

18. Events of Default.

18.1 The occurrence of any of the following events beyond any applicable grace, cure or notice period set forth below shall be an “Event of Default” hereunder:

(a) if Tenant shall fail to pay any installment of Fixed Rent, regularly scheduled Additional Rent or Additional Rent that is not regularly scheduled but for which an invoice or statement shall have been previously delivered to Tenant by the terms of this Lease, regardless of the reason for such failure, when due, and such failure shall continue unremedied for a period of at least ten (10) days after receipt of written notice of default provided by or on behalf of Landlord (such notice to be delivered in accordance with Section 28);

(b) if Tenant shall default in the observance or performance of any other term, covenant or condition of this Lease to be observed or performed by Tenant and Tenant shall fail to remedy such default within thirty (30) days after notice by Landlord to Tenant of such default, or if such default is of such a nature that it cannot be remedied with due diligence within such thirty (30) day period, such period shall be extended for such longer period as is reasonably necessary, provided that Tenant shall commence to remedy within such initial thirty (30) day period and shall thereafter diligently and in good faith proceed to remedy such default;

(c) [intentionally omitted];

(d) if Tenant shall (A) voluntarily be adjudicated a bankrupt or insolvent, (B) seek or consent to the appointment of a receiver or trustee for itself or for the Premises, (C) file a petition seeking relief under the bankruptcy or other similar laws of the United States, any state or any jurisdiction, (D) make a general assignment for the benefit of creditors, or (E) admit in writing that it is generally unable to pay its debts as they mature;

(e) if a court shall enter an order, judgment or decree appointing, without the consent of Tenant, a receiver or trustee for it or for the Premises or approving a petition filed against Tenant which seeks relief under the bankruptcy or other similar laws of the United States, any state or any jurisdiction, and such order, judgment or decree shall remain undischarged or unstayed sixty (60) days after it is entered;

(f) if Tenant shall be liquidated or dissolved or shall begin proceedings towards its liquidation or dissolution; or

(g) if the estate or interest of Tenant in the Premises shall be levied upon or attached in any proceeding and within sixty (60) days of such levy or attachment such process shall not be vacated, discharged, bonded off or adequate reserves therefor established or the estate or interest of Tenant in the Premises is about to be sold or transferred as a result of any such proceeding.

18.2 If Landlord has defaulted hereunder with respect to any of Landlord’s obligations as set forth in this Lease, Tenant shall give written notice to the Landlord of such default. Such default shall be cured by Landlord within ten (10) days with respect to monetary defaults and, with respect to non-monetary defaults, thirty (30) days of such written notice, or if such non-monetary default is of such a nature that it cannot be remedied with due diligence within such thirty (30) day period, such period shall be extended for such longer period as is reasonably necessary, provided that Landlord shall commence to remedy within such initial thirty (30) day period and shall thereafter diligently and in good faith proceed to remedy such default. If any such default is not timely cured, Tenant shall have such rights and remedies as are set forth in this Lease and as are available at law or in equity on account thereof. Further, all rights and remedies of Tenant under this Lease shall be cumulative and shall not be exclusive of any other rights and remedies available to Tenant at law or in equity.

19. Remedies for Default.

19.1 Upon the occurrence of an Event of Default, Landlord shall have the right at its option to do any one or more of the following without further demand upon or notice to Tenant:

(a) Landlord may give Tenant notice of Landlord’s intention to terminate this Lease on a date specified in such notice, which date shall not be less than five (5) Business Days after the giving of such notice. On such date, unless the Event of Default for which the surrender is required has been cured by Tenant, the Term and the estate hereby granted and all rights of Tenant hereunder shall expire and terminate as if such date were the date fixed for the expiration of the Term, but Tenant shall remain liable for all its obligations hereunder through the date fixed for the expiration of the Term, including its liability for the payment of Fixed Rent and Additional Rent as hereinafter provided and all provisions of this Lease that shall survive the termination or early expiration of this Lease shall so survive.

(b) With or without termination of this Lease, Landlord or Landlord’s agents may immediately or at any time thereafter re-enter the Premises or any part thereof and dispossess Tenant and any other occupants of the Premises, by summary proceedings or otherwise as permitted by applicable Legal Requirements, and remove effects located thereon, without being liable to indictment, prosecution or damages therefor, to the end that Landlord may possess, have, hold and enjoy the Premises. The word “re-enter”, as used herein, is not restricted to its technical legal meaning.

(c) After any repossession of any of the Premises whether or not this Lease is terminated, Landlord shall undertake reasonable efforts to re-let the Premises or any part thereof to any Person for such term (which may be greater or less than the period which would otherwise have constituted the balance of the Term), for such rent and on such other conditions (which may include concessions or free rent) and for such uses as Landlord, in its reasonable discretion, may determine and Landlord shall proceed to collect and receive any rents payable by reason of such re-letting. The rents received from such re-letting shall be applied (A) first to the reasonable costs and expenses of such re-letting and collection actually incurred by or on behalf of Landlord, including any renovations and alterations of the Premises, reasonable attorneys’ fees and any actual real estate commissions paid, and (B) thereafter toward payment of all sums due or to become due to Landlord hereunder in such order as Landlord deems appropriate.

(d) Notwithstanding anything set forth herein to the contrary, in the event of any Operating Failure, Landlord’s sole remedy for such Operating Failure shall be as set forth in Section 6.3.

19.2 Tenant hereby waives the service of any notice of intention to re-enter or to institute legal proceedings to that end which may otherwise be required to be given under any present or future law. Tenant, on its own behalf and on behalf of all Persons claiming through or under Tenant, including all creditors, does further hereby waive any and all rights which Tenant and all such Persons might otherwise have under any present or future law to redeem the Premises, or to re-enter or repossess the Premises, or to restore the operation of this Lease, after (i) Tenant shall have been dispossessed by a judgment or by warrant of any court or judge, (ii) any re-entry by Landlord whether or not this Lease has been terminated, or (iii) any expiration or termination of this Lease and the Term, whether such dispossess, re-entry, expiration or termination shall be by operation of law or pursuant to the provisions of this Lease. In the event of a breach or threatened breach by Tenant, or any persons claiming through or under Tenant, of any term, covenant or condition of this Lease, Landlord shall have the right to enjoin such breach and the right to invoke any other remedy allowed by law or in equity as if re-entry, summary proceedings and other special remedies were not provided in this Lease for such breach. The right to invoke the remedies set forth in this Lease are cumulative and shall not preclude Landlord from invoking any other remedy allowed at law or in equity.

19.3 If this Lease and the Term shall expire or terminate and Landlord shall re-enter or take possession of all or any portion of the Premises as provided in Section 19.1, or Landlord shall re-enter or take possession of all or any portion of the Premises by or under any summary proceeding or any other action or proceeding, whether this Lease is terminated or not, then the following shall apply:

(a) Tenant shall pay to Landlord all Fixed Rent and Additional Rent payable under this Lease for the period up to the earlier to occur of (i) the date upon which this Lease and the Term shall have expired or terminated, and (ii) the date of any re-entry or taking of possession upon all or any portion of the Premises by or on behalf of Landlord, as the case may be.

(b) Tenant shall be liable for and shall pay to Landlord, as damages, any deficiency (the “Deficiency”) between the amount of the Fixed Rent and Additional Rent for the period which otherwise would have constituted the then unexpired portion of the Term and the net amount, if any, of all fixed and additional rents collected under any re-letting of all or any portion of the Premises effected pursuant to the provisions of Section 19.1 for any part of such period. Any Deficiency shall be calculated after first deducting from the amount of any such rents collected under any re-letting the aggregate amount of Landlord’s reasonable costs and expenses actually incurred by or on behalf of Landlord as described in Section 19.1(c). Any Deficiency shall be paid in monthly installments by Tenant on the days specified in this Lease for payment of installments of Fixed Rent, and Landlord shall be entitled to recover from Tenant such Deficiency monthly as the same shall arise or from time to time and no suit to collect the amount of the Deficiency for any month or months shall prejudice Landlord’s right to collect the Deficiency for any subsequent month or months by a similar proceeding.

(c) Whether or not Landlord shall have collected any monthly or other Deficiency as aforesaid, Landlord shall be entitled to recover from Tenant, and Tenant shall pay to Landlord, on demand, in lieu of any further Deficiency as and for liquidated and agreed final damages, a sum equal to the amount by which the Fixed Rent for the period which otherwise would have constituted the unexpired portion of the Term exceeds the then fair and reasonable rental value of the Premises for the same period, both discounted to present worth at the annual rate of five percent (5%) per annum, less the aggregate amount of Deficiencies theretofore collected by Landlord pursuant to the provisions of Section 19.3(b) for the same period; if, before presentation of proof of such liquidated damages to any court, commission or tribunal, the Premises, or any part thereof, shall have been re-let by Landlord for the period which otherwise would have constituted the unexpired portion of the Term, or any part thereof, the amount of rent and additional rent reserved upon such re-letting shall be deemed, prima facie, to be the fair and reasonable rental value for the part or the whole of the Premises so re-let during the term of the re-letting; provided, such re-letting is an arm’s length bona fide transaction.

19.4 If the Premises, or any part thereof, shall be re-let together with other space in the Building, the rents collected or reserved under any such re-letting and the expenses of any such re-letting shall be equitably apportioned for the purposes of Section 19.3. Tenant shall in no event be entitled to any rents collected or payable under any re-letting, whether or not such rents shall exceed the Fixed Rent reserved in this Lease. Fixed Rent as referred to in Section 19.3(a) means the Fixed Rent in effect immediately prior to the date upon which this Lease and the Term shall have expired and come to an end, or the date of re-entry upon the Premises by Landlord, as the case may be. All rights and remedies of Landlord set forth herein are in addition to all other rights and remedies available to Landlord hereunder or at law or in equity. All rights and remedies available to Landlord hereunder or at law or in equity are expressly declared to be cumulative. The exercise by Landlord of any such right or remedy shall not be deemed an election of remedies or prevent the concurrent or subsequent exercise of any other right or remedy. No delay in the enforcement or exercise of any such right or remedy shall constitute a waiver of any default by Tenant hereunder or of any of Landlord’s rights or remedies in connection therewith. Landlord shall not be deemed to have waived any default by Tenant hereunder unless such waiver is set forth in a written instrument signed by Landlord. If Landlord waives in writing any default by Tenant, such waiver shall not be construed as a waiver of any covenant, condition or agreement set forth in this Lease except as to the specific circumstances described in such written waiver. Notwithstanding anything contained herein to the contrary, no shareholder, member, director or partner from time to time of Tenant, nor any officer, agent, or employee of Tenant shall be charged personally with any liability by, or held liable to, any party hereto or by any Person claiming through or under such party under any term or provision of this Lease, or by virtue of its execution or attempted execution, or due to any breach, attempted breach or alleged breach thereof.

19.5 Notwithstanding any provisions of this Lease to the contrary, except with regard to the damages specifically provided under Section 22.2, Landlord shall not be liable to Tenant, and Tenant shall not be liable to Landlord, for indirect, consequential, special, punitive, exemplary, incidental or other like damages (including, without limitation, damages to Landlord for lost profits or opportunities, or the loss by foreclosure, deed in lieu, or otherwise, of all or any portion of Landlord’s interest in the Building and/or Land), even if arising from any act, omission or negligence of such party or from the breach by such party of its obligations under this Lease.

19.6 If either Landlord or Tenant desires to bring an action against the other in connection with this Lease, such action shall be brought in the federal courts located in the Eastern District of Virginia, Alexandria Division, or state or local courts located in Fairfax County, Virginia. Landlord and Tenant consent to the jurisdiction of such courts and waive any right to have such action transferred from such courts on the grounds of improper venue or inconvenient forum.

19.7 Landlord hereby waives the benefit of all statutory or common law liens Landlord may have on any of Tenant’s tangible or intangible personal property located in the Premises, including, without limitation, the right to distrain for rent.

20. Fees and Expenses.

If Tenant shall default under this Lease beyond any applicable grace, cure or notice periods, Landlord may, after notice to Tenant, (a) perform the same for the account of Tenant if the same arises out of any obligation owed by Tenant to a third party, or (b) make any reasonable expenditure or incur any obligation for the payment of money in connection with any obligation of Tenant owed to Landlord, including, but not limited to, reasonable attorneys’ fees and disbursements in instituting, prosecuting or defending any action or proceeding, and the cost thereof, with interest thereon at the Applicable Rate, shall be deemed to be Additional Rent hereunder and shall be paid by Tenant to Landlord within thirty (30) days of delivery of a demand therefor, together with any reasonably required substantiating bills, statements or other documentation.

If Landlord shall default under this Lease beyond any applicable grace, cure or notice periods, Tenant may, after notice to Landlord, (a) perform the same for the account of Landlord if the same arises out of any obligation owed by Landlord to a third party, or (b) make any reasonable expenditure or incur any obligation for the payment of money in connection with any obligation of Landlord owed to Tenant, including, but not limited to, reasonable attorneys’ fees and disbursements in instituting, prosecuting or defending any action or proceeding, and the cost thereof, with interest thereon at the Applicable Rate, shall be paid by Landlord to Tenant within thirty (30) days of delivery of a demand therefor, together with any reasonably required substantiating bills, statements or other documentation. In the event Landlord fails to timely pay such amounts to Tenant, Tenant may deduct such amounts from the next installments of Fixed Rent payable by Tenant hereunder until such amounts have been paid in full.

21. No Representations by Landlord. Tenant acknowledges and agrees that Landlord has not made and is not making any warranties or representations with respect to the Premises or the Building and Tenant, in executing and delivering this Lease, is not relying upon any warranties, representations, promises or statements of Landlord with respect to the Premises or the Building, except to the extent that the same are expressly set forth in this Lease. All understandings and agreements between the parties are merged in this Lease, which alone fully and completely expresses the agreement of the parties, and which is entered into after full investigation, neither party relying upon any statement or representation not embodied in this Lease and any other written agreements made concurrently herewith.

22. Expiration, Surrender and Holdover.

22.1 Upon the expiration or other termination of this Lease, Tenant shall quit and surrender to Landlord the Premises, vacant, broom clean and in good order and condition, ordinary wear and tear, damage by casualty and condemnation, damage caused by any Landlord Party or their respective contractors, agents or employees, and any other damage for which Tenant is not responsible under the terms of this Lease excepted, and Tenant shall remove such of its property as may be required pursuant to Section 5 and Section 23 hereof; this obligation shall survive the expiration or sooner termination of the Term.

22.2 If Tenant fails to immediately surrender the Premises on the Expiration Date, Tenant shall become a tenant by the month at Fixed Rent equal to one hundred fifty percent (150%) of the amount of Fixed Rent in effect during the last month of the Term, plus the actual Additional Rent, and upon the same terms and conditions as contained in this Lease. Landlord’s acceptance of hold-over Rent shall not constitute liquidated damages or impair Landlord’s remedies upon the occurrence of an Event of Default, including Landlord’s right to sue Tenant for actual damages directly incurred as a result of Tenant’s holdover hereunder, but shall be considered in determining Landlord’s actual damages; provided, however, that Landlord (i) hereby waives all damages, losses, expenses, and costs arising from Tenant’s holdover in the Premises for the first sixty (60) days after the expiration or earlier termination of this Lease (but Tenant shall be liable for the Fixed Rent and Additional Rent described in this Section 22.2 during such sixty (60) day period), and (ii) shall not be entitled to recover damages from Tenant arising from Landlord’s loss of another tenant for space in the Building because of Tenant’s hold-over unless at least two (2) months prior to the expiration of the Term Landlord has notified Tenant that Landlord has executed a lease agreement with a third-party tenant for all or a portion of the Premises.

23. Fixtures, Equipment and Other Property.

23.1 All fixtures, ventilation and air-conditioning equipment and appurtenances attached to or built into the Premises as of the Commencement Date or during the Term, whether or not by or at the expense of Tenant shall be and remain a part of the Premises and shall, upon the Expiration Date, be deemed the property of Landlord (without representation or warranty by Tenant) and shall not be removed by Tenant, except as otherwise provided in Section 23.3.

23.2 [intentionally omitted]

23.3 All of the following (collectively, the “Tenant’s Property”) shall be and shall remain the property of Tenant and may be removed by Tenant at any time during the Term (i) owned by Tenant, any Affiliate of Tenant or by any other Person (other than Landlord) for which Tenant is responsible, all furniture, furnishings, office and other movable equipment and other sections or items of movable personal property, in each case located in the Premises, (ii) to the extent owned by Tenant or by any other Person (other than Landlord) for which Tenant is responsible, all partitions and furniture systems not permanently affixed to the Premises, all special or other cabinet work not permanently affixed to the Premises, all pantry equipment, business and trade fixtures, moveable machinery and equipment not permanently affixed to the Premises, office equipment and communications equipment, including, without limitation, telephone systems and security systems, and any other similar equipment, property or items which are installed in the Premises by Tenant or any other Permitted User and in each case are not permanently affixed to the Premises and can be removed without damage to the Structural Elements in any material respect, and (iii) the Furnishings, which in each case can be removed without damage to the Structural Elements in any material respect. On or before the Expiration Date, Tenant, at its expense, will remove from the Premises all of Tenant’s Property and Tenant shall repair any damage to the Premises or the Building resulting from any installation and/or removal of Tenant’s Property. Any other items of Tenant’s Property which shall remain in the Premises thereafter may be deemed to have been abandoned, and in such case such items may be retained by Landlord as its property or disposed of by Landlord at Tenant’s cost, without accountability, in such manner as Landlord shall reasonably determine.

24. Quiet Enjoyment. So long as no Event of Default has occurred and is then continuing, Tenant may peaceably and quietly enjoy the Premises without hindrance, ejection or molestation by Landlord, or any Person lawfully claiming through or under any of the foregoing, subject, nevertheless, to the terms and conditions of this Lease.

25. No Waiver Provisions.

25.1 No act or thing done by Landlord or Landlord’s agents during the Term shall be deemed an acceptance of a surrender of the Premises, and no agreement to accept such surrender shall be valid unless in writing signed by Landlord.

25.2 The failure of Landlord to seek redress for violation of, or to insist upon the strict performance of, any covenant or condition of this Lease shall not prevent a subsequent act, which would have originally constituted a violation, from having all of the force and effect of an original violation. The receipt by Landlord of Fixed Rent, Additional Rent or any other item of Rent with knowledge of the breach of any covenant of this Lease shall not be deemed a waiver of such breach. No provision of this Lease shall be deemed to have been waived by a party, unless such waiver be in writing signed by such party. No payment by Tenant or receipt by Landlord of a lesser amount than the monthly Rent herein stipulated shall be deemed to be other than on account of the earliest stipulated Rent, or as Landlord may elect to apply same, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as Rent deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such Rent or pursue any other remedy in this Lease provided.

26. Affirmative Waivers. LANDLORD AND TENANT HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER AGAINST THE OTHER ON ANY MATTER WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, TENANT’S USE OR OCCUPANCY OF THE PREMISES, INCLUDING, WITHOUT LIMITATION, ANY CLAIM OF INJURY OR DAMAGE, AND ANY EMERGENCY AND OTHER STATUTORY REMEDY WITH RESPECT THERETO.

27. Unavoidable Delays.

27.1 This Lease and the obligation of Tenant to pay Rent hereunder and perform all of the other covenants and agreements hereunder on the part of Tenant to be performed shall in no way be affected, impaired or excused because Landlord is unable to fulfill any of its obligations under this Lease expressly or impliedly to be performed by Landlord or because Landlord is unable to make, or is delayed in making any repairs, additions, alterations, improvements or decorations or is unable to supply or is delayed in supplying any equipment or fixtures, in each case if Landlord is prevented or delayed from so doing by reason of any Unavoidable Delay; and, except as set forth in Section 27.3 to the contrary, Landlord’s obligation to perform or observe any term, condition, covenant or agreement under this Lease shall be suspended during such time that such performance or observance is prevented or delayed by reason of any Unavoidable Delay.

27.2 Except as set forth in Section 27.3 to the contrary, Tenant’s obligation to perform or observe any term, condition, covenant or agreement under this Lease shall be suspended during such time that such performance or observance is prevented or delayed by reason of any Unavoidable Delay.

27.3 The provisions of Sections 27.1 and 27.2 to the contrary notwithstanding, Unavoidable Delay shall not excuse or delay any party’s obligation to make any payment as and when due under this Lease (including, without limitation, Tenant’s obligation to pay Rent and Landlord’s obligation to pay the Allowance).

28. Notices.

Except as otherwise expressly provided in this Lease, all bills, statements, consents, notices, demands, approvals, requests or other communications required or permitted to be given under this Lease shall be given in writing and shall be effective for all purposes if hand delivered or sent by (a) certified or registered United States mail, postage prepaid, return receipt requested, or (b) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of attempted delivery, addressed as follows (or at such other address and Person as shall be designated from time to time by any party hereto, as the case may be, in a written notice to the other parties hereto in the manner provided for in this Section 28):

If to Landlord:	Johanna Kiev
Rockwood Capital
10 Bank Street, Suite 1190
White Plains, NY 10606
Fax: (914) 761-3100
e-mail: jkiev@rockwoodcap.com

with copies to:

Arne Arnesen
Rockwood Capital
10 Bank Street
11th Floor
White Plains, NY 10606
Fax: (914) 761-3100
e-mail: aarnesen@rockwoodcap.com

and

David I. Becker
Director and General Counsel
Rockwood Capital
10 Bank Street
11th Floor
White Plains, NY 10606
Fax: (914) 761-3100
e-mail: dbecker@rockwoodcap.com

If to Tenant:	VeriSign, Inc.
21355 Ridgetop Circle
Dulles, VA 20166
Attention: Facilities Manager
Fax: (703) 421-2034
Email: tcaskey@verisign.com

With a copy to:	VeriSign, Inc.
21355 Ridgetop Circle
Dulles, VA 20166
Attention: General Counsel
Fax: (703) 450-7326
Email: rgoshorn@verisign.com

With a copy to:	DLA Piper LLP (US)
500 8th Street, N.W.
Washington, DC 20004
Attention: Jeffrey R. Keitelman
Fax: (202) 799-5102
Email: jeffrey.keitelman@dlapiper.com

All notices, elections, requests and demands under this Lease shall be effective and deemed received upon the earliest of (i) the actual receipt of the same by personal delivery or otherwise, (ii) one (1) Business Day after being deposited with a nationally recognized overnight courier service as required above or (iii) three (3) Business Days after being deposited in the United States mail as required above. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given as herein required shall be deemed to be receipt of the notice, election, request, or demand sent. Landlord and Tenant agree that information relevant to this Lease and communications regarding this Lease may be exchanged via e-mail (including e-mail with attachments in electronic imaging format (e.g., .pdf, .xls, .tif, .jpg, .or gif files types)) and acknowledge that neither Landlord or Tenant has control over the performance, reliability, availability, or security of e-mail. Communication via e-mail or facsimile shall not constitute notice under this Lease unless the communication is also sent simultaneously by a nationally recognized overnight courier service providing a receipt (such as Federal Express) or by hand addressed as provided above.

29. Estoppel Certificates. Each party agrees, at any time and from time to time, as requested by the other party, within fifteen (15) days’ of a request therefor, to execute and deliver to the other an estoppel certificate substantially in the form of Exhibit E-1 attached hereto (if requested of Tenant) or Exhibit E-2 attached hereto (if requested of Landlord) (each, an “Estoppel Certificate”), it being intended that any Estoppel Certificate delivered pursuant hereto may be relied upon by others with whom the party requesting such certificate may be dealing and may include other certifications as reasonably requested by the party seeking the Estoppel Certificate.

30. Broker. Landlord and Tenant each covenant, warrant and represent that no broker was instrumental in bringing about or consummating this Lease and that it had no conversations or negotiations with any broker concerning the leasing of the Premises to Tenant, other than with Jones Lang LaSalle Americas (“Landlord’s Broker”), Cassidy Turley (“Cassidy”) and T3 Advisors (together, “Tenant’s Broker”). Tenant agrees to indemnify and hold harmless Landlord against and from any claims for any brokerage commissions and all costs, expenses and liabilities in connection therewith, including, without limitation, reasonable attorneys’ fees and expenses, arising out of any conversations or negotiations had by Tenant with any broker other than Landlord’s Broker and Tenant’s Broker. Landlord agrees to indemnify and hold harmless Tenant against and from any claims for any brokerage commissions and all costs, expenses and liabilities in connection therewith, including, without limitation, reasonable attorneys’ fees and expenses, arising out of conversations or negotiations had by Landlord with any broker including Landlord’s Broker and Tenant’s Broker. Landlord agrees to pay a commission to Landlord’s Broker in connection with this Lease in accordance with the terms of a separate agreement between Landlord and Landlord’s Broker; and Landlord agrees to pay a commission to Cassidy in connection with this Lease in accordance with the terms of a separate agreement between Landlord and Cassidy. Tenant shall indemnify and hold harmless Landlord for any claims for any brokerage commissions by T3 Advisors. The provisions of this Section shall survive the expiration or earlier termination of this Lease.

31. Indemnity.

31.1 Neither Landlord (except to the extent expressly set forth in this Lease), nor any partner, member, director, officer, shareholder, principal, agent, servant or employee of Landlord, shall be liable to Tenant for any loss, injury or damage to Tenant or to any other Person, or to its or their property, irrespective of the cause of such injury, damage or loss, nor shall the aforesaid parties be liable for any damage to property of Tenant or of others entrusted to employees of Landlord or Landlord’s managing agent (if any), nor for loss of or damage to any such property by theft or otherwise; provided, however, that nothing contained in this Section 31.1 shall be construed to exculpate Landlord for loss, injury or damage to the extent caused by or resulting from any of the events or matters described in Section 31.4 below. Further, neither Landlord nor any partner, member, director, officer, principal, shareholder, agent, servant or employee of Landlord, shall be liable (i) for any such damage caused by other Persons in, upon or about the Building or the Premises, or caused by operations in construction of any private, public or quasi-public work, or (ii) for consequential damages arising out of any loss of use of the Premises or any equipment, facilities or other property therein by Tenant or any Person claiming through or under Tenant.

31.2 Neither Tenant (except to the extent expressly set forth in this Lease) nor any partner, member, director, officer, shareholder, principal, agent, servant or employee of Tenant (in any case whether disclosed or undisclosed), shall be liable to Landlord for any loss, injury or damage to Landlord or to any other Person, or to its or their property, irrespective of the cause of such injury, damage or loss, nor shall the aforesaid parties be liable for any damage to property of Landlord, or of others entrusted to employees of Tenant, nor for loss of or damage to any such property by theft or otherwise; provided, however, that nothing contained in this Section 31.2 shall be construed to exculpate Tenant for loss, injury or damage to the extent caused by or resulting from any of the events or matters described in Section 31.3 below. Further, neither Tenant, nor any partner, director, officer, principal, shareholder, agent, servant or employee of Tenant shall be liable (i) for any such damage caused by other Persons in, upon or about the Building or the Premises, or caused by operations in construction of any private, public or quasi-public work, or (ii) for consequential damages arising out of any loss of use of the Building or any equipment, facilities or other property of Landlord or any Person claiming through or under Landlord.

31.3 Except to the extent caused by the negligence or willful misconduct of any Landlord Party, Tenant shall indemnify and hold harmless Landlord and Landlord’s partners, members, directors, officers, principals, shareholders, managers, trustees, agents and employees (each of the foregoing, a “Landlord Party”) from and against any and all claims for damages to persons or property (together with all reasonable, actual out-of-pocket costs, expenses and liabilities incurred in or in connection with each such claim or action or proceeding brought thereon, including, without limitation, all reasonable attorneys’ fees and expenses) arising from or in connection with:

(a) the occupancy, conduct or management of the Premises or of any business therein, or the performance of any of Tenant’s obligation under this Lease, in each case by or on behalf of Tenant or Tenant’s partners, members, directors, officers, principals, shareholders, trustees, agents, employees, contractors, assignees, subtenants and licensees (each of the foregoing, a “Tenant Party”), or any work or thing whatsoever done, or any condition created in the Premises during the term of this Lease;

(b) any act, omission (where there is an affirmative duty to act) or negligence of a Tenant Party; or

(c) any accident, injury or damage whatever occurring in, at or upon the Premises.

31.4 Except to the extent caused by the negligence or willful misconduct of any Tenant Party, Landlord shall indemnify and hold harmless Tenant and each Tenant Party from and against any and all claims for damages to persons or property (together with all reasonable, actual out-of-pocket costs, expenses and liabilities incurred in or in connection with each such claim or action or proceeding brought hereon, including, without limitation, all reasonable attorneys’ fees and expenses) arising from or in connection with any negligent or otherwise wrongful act or omission of Landlord or any Landlord Party or their respective contractors, agents or employees.

31.5 In case any action or proceeding be brought against any Landlord Party or Tenant Party indemnified hereunder (such party, an “Indemnified Party”) by reason of any claim described in this Section 31, upon notice from such Indemnified Party to the appropriate party hereunder (such party, the “Responsible Party”) that is obligated to indemnify such Indemnified Party, the Responsible Party shall resist and defend such action or proceeding by counsel reasonably satisfactory to such Indemnified Party. Provided that the Responsible Party complies with the requirements of this Section 31.5 with respect to any third-party claim, the Responsible Party shall not be liable for the costs of any separate counsel employed by the Indemnified Party with respect thereto. If the issuer of any insurance policy maintained by the Responsible Party and meeting the applicable requirements of this Lease shall assume the defense of any such third-party claim, then such Indemnified Party shall permit such insurance carrier to defend the claim with its counsel and (i) the Indemnified Party shall not settle such claim without the consent of the insurance carrier (unless such settlement would relieve the Indemnified Party of all liability for which the Responsible Party or its insurance carrier may be liable hereunder), (ii) the Responsible Party shall have the right to settle such claim without the consent of the Indemnified Party if Indemnified Party and its insurance carriers would be relieved of all liability and cost in connection therewith, (iii) the Indemnified Party shall reasonably cooperate, at the Responsible Party’s expense, with the insurance carrier in its defense of any such claim, and (iv) the Responsible Party shall not be liable for the costs of any separate counsel employed by the Indemnified Party. In no event shall the Responsible Party be liable for consequential or indirect damages, except as specifically provided in Section 22.2 hereof. Nothing contained in this Section 31.5 shall be deemed to relieve any party under this Lease of the obligation to maintain insurance in accordance with the provisions of Section 9.

31.6 Notwithstanding anything in this Lease to the contrary (including, without limitation, Sections 31.3 and 31.4), Landlord hereby releases Tenant and each Tenant Party, and Tenant hereby releases Landlord and each Landlord Party, from all liability for injury to any Person or damage to any property that is caused by or results from a risk which is actually insured against or which is required to be insured against under this Lease, without regard to the negligence or misconduct of the Person so released. All of Landlord’s and Tenant’s repair and indemnity obligations under this Lease shall be subject to the waiver and release contained in this Section.

32. Miscellaneous.

32.1 The covenants, conditions and agreements contained in this Lease shall bind and inure to the benefit of Landlord and Tenant and their respective heirs, distributees, executors, administrators, successors, and, except as otherwise provided in this Lease, their assigns.

32.2 The obligations of Landlord under this Lease shall not be binding upon Landlord named herein after the sale, conveyance, assignment or transfer by such Landlord (or upon any subsequent landlord after the sale, conveyance, assignment or transfer by such subsequent landlord) of its interest in the Building or the Premises, as the case may be, to the extent that they shall accrue subsequent to the transfer of Landlord’s interest in the Building or the Premises as owner thereof and in the event of such transfer said obligations thereafter accruing shall be expressly assumed by and binding upon each transferee of the interest of Landlord herein named as such owner or lessee of Building or the Premises, and such transferee, by accepting such interest, shall be deemed to have assumed such obligations accruing after transfer. Except as otherwise expressly provided herein, the transferor shall be released from any obligations accruing prior to the transfer of its interest in Building or Premises as owner thereof, if the transferee shall expressly assume such prior accruing obligations in a written instrument. Neither the partners or members comprising Landlord, nor the shareholders (nor any of the partners comprising same), partners, members, directors or officers of any of the foregoing shall be liable for the performance of Landlord’s obligations under this Lease. Tenant shall look solely to Landlord to enforce Landlord’s obligations hereunder and shall not seek any damages against any of the foregoing. The liability of Landlord for the performance of Landlord’s obligations hereunder shall be limited to Landlord’s interest in the Premises (and the proceeds therefrom) and Tenant shall not look to any other property or assets of Landlord in seeking either to enforce Landlord’s obligations under this Lease or to satisfy a judgment for Landlord’s failure to perform such obligations.

32.3 Except as otherwise expressly set forth in this Lease, including without limitation any right on behalf of Tenant to terminate all or a portion of this Lease, no agreement shall be effective to change, modify, waive, release, discharge, terminate or effect an abandonment of this Lease, in whole or in part, including, without limitation, this Section, unless such agreement is in writing, refers expressly to this Lease and is signed by the party against whom enforcement of the change, modification, waiver, release, discharge, termination or effectuation of the abandonment is sought.

32.4 This Lease (including any exhibits referred to herein) contains the entire agreement between the parties with respect to the subject matter hereof and all prior negotiations and agreements are merged into this Lease. All of the exhibits attached hereto are incorporated in and made a part of this Lease, provided that, in the event of any inconsistency between the terms and provisions of this Lease and the terms and provisions of the exhibits hereto, the terms and provisions of this Lease shall control.

32.5 This Lease shall be governed in all respects by, and construed in accordance with, the laws of the Commonwealth of Virginia, without giving effect to choice of law provisions.

32.5 If any provision of this Lease, or its application to any person or circumstance, shall ever be held to be invalid or unenforceable, then in each such event the remainder of this Lease or the application of such provision to any other person or any other circumstance (other than those as to which it shall be invalid or unenforceable) shall not be thereby affected, and each provision hereof shall remain valid and enforceable to the fullest extent permitted by law.

32.6 The section headings used herein are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope of this Lease nor the intent of any provision hereof.

32.7 In the event either party takes action to enforce the provisions of this Lease, then the prevailing party in such action shall be entitled to recover all reasonable attorneys’ fees and court costs, incurred by the prevailing party in such action. A party is deemed to have prevailed if it obtains a final judgment or settlement in its favor.

32.8 Time is of the essence under this Lease.

32.9 At the request of any party hereto the other party shall cooperate with such requesting party in executing and recording a memorandum of this Lease, provided that any recording costs associated with such memorandum shall be paid by the requesting party. At the expiration or termination of this Lease for any reason, the parties shall cooperate in the execution of a release of such memorandum in recordable form and shall deliver such release to Landlord.

32.10 Any provision of this Lease to the contrary notwithstanding, Tenant shall not exercise Tenant’s right to exercise any setoff, offset or similar right under this Lease, at law or in equity, unless (i) Tenant has given Landlord at least thirty (30) days prior written notice that Tenant intends to exercise such right(s) if Landlord does not pay or reimburse Tenant the amount demanded in such notice within such thirty (30) day period and (ii) if Tenant has not received Landlord’s payment or reimbursement within such thirty (30) day period, Tenant shall deliver to Landlord a second thirty (30) days prior written notice that Tenant intends to exercise such right(s) if Landlord does not pay or reimburse Tenant the amount demanded in such notice, which notice must state in bold print in 12 font or larger “SECOND AND FINAL NOTICE” at the top of the first page of the notice.

32.10 This Lease may be executed in two (2) or more counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute but one instrument.

33. OFAC. Each of Tenant and Landlord represents and warrants to the other that each individual executing this Lease on behalf of such party is authorized to do so on behalf of such party and that such party is not, and the entities or individuals constituting such party or which may own or control such party or which may be owned or controlled by such party are not (i) in violation of any laws relating to terrorism or money laundering, or (ii) among the individuals or entities identified on any list compiled pursuant to Executive Order 13224 for the purpose of identifying suspected terrorists or on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, http://www.treas.gov/ofac/tllsdn.pdf or any replacement website or other replacement official publication of such list.

34. Environmental.

34.1 Tenant, its agents, employees, contractors or invitees shall not (i) cause or permit any Hazardous Materials (hereinafter defined) to be brought upon, stored, used or disposed on, in or about the Office Complex, or (ii) permit the release, discharge, spill or emission of any Hazardous Material in or from the Premises; provided, however, the foregoing shall not prohibit Tenant from using Hazardous Materials of a type and quantity customarily used in the operation of the Premises for the Permitted Use (e.g., building cleaning fluids, ice-melt, photocopier toner, etc.) so long as such Hazardous Materials are used and stored in accordance with all Legal Requirements. Tenant hereby agrees that it is and shall be fully responsible for all costs, expenses, damages or liabilities (including, but not limited to clean-up and remediation costs, penalties, fines and the cost of litigation, and including all such costs incurred by Landlord and/or any Superior Mortgagee) which may occur from the use, storage, disposal, release, spill, discharge or emissions of Hazardous Materials by Tenant during the Term of the Lease, and whether or not the same may be permitted by this Lease. Tenant shall defend, indemnify and hold harmless Landlord, its mortgagees and its agents from and against any claims, demands, administrative orders, judicial orders, penalties, fines, liabilities, settlements, damages, costs or expenses (including, without limitation, reasonable attorney and consultant fees, court costs and litigation expenses) of whatever kind or nature, known or unknown, contingent or otherwise, arising out of or in any way related to the use, storage, disposal, release, discharge, spill or emission of any Hazardous Material, or the violation of any Legal Requirements with respect thereto, by Tenant, its agents, employees, contractors or invitees during the Term of this Lease. The provisions of this Section shall be in addition to any other obligations and liabilities Tenant may have to Landlord at law or in equity and shall survive the transactions contemplated herein or any termination of this Lease. As used in this Lease, the term “Hazardous Materials” shall include, without limitation: those substances included within the definitions of “hazardous substances”, “hazardous materials,” toxic substances,” or “solid waste” in the Comprehensive Environmental Response Compensation and Liability Act of 1980 (42 U.S.C. §9601 et seq.) (“CERCLA”), as amended by Superfund Amendments and Reauthorization Act of 1986 (“SARA”), the Resource Conservation and Recovery Act of 1976 (“RCRA”), and the Hazardous Materials Transportation Act, and in the regulations promulgated pursuant to said laws, all as amended; those substances listed in the United States Department of Transportation Table (49 CFR 172.101 and amendments thereto) or by the Environmental Protection Agency (of any successor agency) as hazardous substances (40 CFR Part 302 and amendments thereto); and any material, waste or substance which is (A) petroleum within the meaning of applicable environmental laws of the jurisdiction in which the Premises is located, (B) asbestos containing materials, (C) designated as a “hazardous substance” pursuant to Section 311 of the Clean Water Act, (33 U.S.C. § 1321) or listed pursuant to Section of the Clean Water Act (33 U.S.C. § 1317); or (D) (F) radioactive materials.

34.2 As between Landlord and Tenant only, Landlord shall be responsible for, and shall indemnify and hold Tenant harmless from and against, all costs, expenses, damages and liabilities relating to the clean-up and remediation, and shall be responsible for compliance with all Legal Requirements, with respect to any Hazardous Materials existing in or about the Premises, to the extent such Hazardous Materials are not the responsibility of Tenant pursuant to Section 34.1.

34.3 Except as set forth in that certain environmental report, dated October 26, 2009, titled “Phase I Environmental Site Assessment” and prepared by IVI Assessment Services in connection with Landlord’s acquisition of the Office Complex (a copy of which report Landlord has delivered to Tenant), and except for Hazardous Materials of a type and quantity that are typically found at Comparable Buildings (e.g., building cleaning fluids, ice-melt, photocopier toner, etc.), to Landlord’s actual knowledge, no Hazardous Materials exist at the Premises.

35. Purchase Option.

35.1(a) If Landlord desires to sell the Office Complex (either directly or through the transfer of direct or indirect ownership interests in Landlord (but subject to Section 35.4)) during the Term and there exists no monetary Event of Default and the Named Tenant and its Affiliates then leases and occupies in the aggregate at least seventy-five percent (75%) of the rentable area of the Office Complex, Landlord shall first provide written notice to the Named Tenant of Landlord’s desire to sell the Office Complex (the “First Offer Notice”). The First Offer Notice shall contain (a) the purchase price at which Landlord would be willing to sell the Office Complex; and (b) any other major material terms with respect to the proposed sale of the Office Complex, which terms shall be consistent with then current market terms, all as determined by Landlord in its sole, but commercially reasonable, discretion.

(b) Named Tenant shall have ten (10) Business Days after receipt of the First Offer Notice, time being of the essence, in which to give Landlord written notice that the Named Tenant desires to purchase the Office Complex for the purchase price and upon the other terms set forth in the First Offer Notice (an “Acceptance Notice”). If the Named Tenant timely gives an Acceptance Notice to Landlord, within ten (10) Business Days after the delivery of such Acceptance Notice to Landlord (the “First Deposit Period”), the Named Tenant shall deliver into escrow with a nationally recognized title company selected by Tenant and reasonably acceptable to Landlord (the “Purchase Option Escrow Agent”) a non-refundable deposit in the amount of ten percent (10%) of the purchase price (the “Deposit”); provided, however, that the Deposit (and all interest earned thereon) will be refundable to the Named Tenant if (i) the Named Tenant delivers written notice to Landlord within ten (10) Business Days after the Named Tenant delivers the Deposit to the Purchase Option Escrow Agent that the Named Tenant did not receive the approval of the Named Tenant’s board of directors and any other required approval(s) for the purchase of the Office Complex (collectively, the “Required Approvals”); or (ii) Landlord fails to satisfy its closing obligations set forth in Section 35.3. If the Named Tenant timely delivers an Acceptance Notice, the parties shall proceed to close on the sale of the Office Complex to the Named Tenant in accordance with Section 35.3, unless the Named Tenant delivers written notice to Landlord within ten (10) Business Days after the Named Tenant delivers the Deposit to the Purchase Option Escrow Agent that the Named Tenant did not receive the Required Approvals (in which event the Deposit and all interest earned thereon shall be returned to the Named Tenant).

35.2(a) If (i) Tenant shall fail to timely deliver an Acceptance Notice, or (ii) prior to the expiration of the First Deposit Period referenced in Section 35.1(b), the Named Tenant fails to deliver the Deposit into escrow with the Purchase Money Escrow Agent, or (iii) the Named Tenant fails to obtain all of the Required Approvals in accordance with Section 35.1(b), the Named Tenant shall be deemed to have rejected Landlord’s proposal, in which event the provisions of Section 35.2(b) shall apply.

(b) Following Tenant’s deemed rejection of Landlord’s proposal described in Section 35.2(a) or described in Section 35.2(c), as applicable, Landlord shall be free to sell the Office Complex to any party upon any terms and conditions that Landlord deems acceptable in its sole and absolute discretion; provided, however, that (i) Landlord shall promptly provide the Named Tenant with a copy of the bid package being given to potential third party purchasers (which shall be consistent in all material respects with the terms set forth in the First Offer Notice) and shall otherwise allow the Named Tenant in good faith to participate on an equal footing with others in the bidding process to acquire the Office Complex; and (ii) if Landlord does not execute a contract of sale for the Office Complex and consummate the closing thereunder with a bona fide third-party within nine (9) months after the Named Tenant’s actual or deemed rejection of Landlord’s proposal set forth in the First Offer Notice pursuant to Section 35.2(a) or Section 35.2(c), as applicable, and Landlord continues to desire (or at any time thereafter desires) to sell the Office Complex, Landlord shall send to the Named Tenant a new First Offer Notice revised to reflect the updated proposed sale terms. Named Tenant shall then have five (5) Business Days after receipt of the new First Offer Notice if delivered within eighteen (18) months of the last First Offer Notice sent to the Named Tenant; otherwise, the Named Tenant shall have ten (10) Business Days, time being of the essence, in which to give the Named Tenant’s Acceptance Notice to Landlord. If the Named Tenant timely gives an Acceptance Notice to Landlord, within ten (10) Business Days after the delivery of such Acceptance Notice to Landlord (the “Secondary Deposit Period”), the Named Tenant shall deliver the Deposit into escrow with the Purchase Option Escrow Agent; provided, however, that the Deposit (and all interest accrued thereon) will be refundable to the Named Tenant if (i) the Named Tenant delivers written notice to Landlord within ten (10) Business Days after the Named Tenant delivers the Deposit to the Purchase Option Escrow Agent that the Named Tenant did not receive the Required Approvals; or (ii) Landlord fails to satisfy its closing obligations set forth in Section 35.3. If the Named Tenant timely delivers an Acceptance Notice, the parties shall proceed to close on the sale of the Office Complex to the Named Tenant in accordance with Section 35.3, unless the Named Tenant delivers written notice to Landlord within ten (10) Business Days after the Named Tenant delivers the Deposit to the Purchase Option Escrow Agent that the Named Tenant did not receive the Required Approvals (in which event the Deposit and all interest earned thereon shall be returned to the Named Tenant).

(c) If (i) Named Tenant shall fail to timely deliver an Acceptance Notice following the receipt of the new First Offer Notice described in Section 35.2(b), or (ii) prior to the expiration of the Secondary Deposit Period referenced in Section 35.2(b), the Named Tenant fails to deliver the Deposit into escrow with the Purchase Money Escrow Agent, or (iii) the Named Tenant fails to obtain all of the Required Approvals in accordance with Section 35.2(b), the Named Tenant shall be deemed to have rejected Landlord’s proposal, in which event all of the provisions of Section 35.2(b) shall again apply, and such provisions shall continue to apply (and Tenant’s purchase option pursuant to this Section 35 shall remain in full force and effect) unless and until either (1) Named Tenant shall have purchased the Office Complex pursuant to Section 35.3, or (2) Landlord shall have consummated the closing of the sale of the Office Complex with a bona fide third-party.

35.3 The closing under this Section 35 (the “Closing”) shall be on such date as Landlord and Named Tenant mutually agree, or, absent such agreement, on the date that is thirty (30) days following the date of Tenant’s Acceptance Notice. The Closing shall be conducted through escrow with the Purchase Option Escrow Agent, with all deliveries required pursuant to this Section being made through the Purchase Option Escrow Agent.

(a) At the Closing, Landlord shall: (i) execute and deliver a special warranty deed in the form attached as Schedule 35.3(a)(i), conveying to Named Tenant (or its designated Affiliate) good and insurable fee simple title to the Office Complex, free and clear of all mortgages, deeds of trust, judgments and other encumbrances (other than the encumbrances existing on the Effective Date, those to which Named Tenant has consented in writing, those created by Named Tenant or those that do not materially adversely affect the use or value of the Office Complex, such as customary utility and similar easements); (ii) execute and deliver a certificate that it is not a foreign Person, plus any other affidavits or instruments reasonably requested by the title company and reasonably approved by Landlord providing Named Tenant’s title insurance, including a customary owner’s affidavit and “gap” indemnity; and (iii) execute and deliver a bill of sale in the form attached as Schedule 35.3(a)(iii), conveying to the Named Tenant (or its designated Affiliate) all personal property at the Office Complex owned by Landlord.

(b) At the Closing, Named Tenant shall deliver the purchase price to Landlord (which purchase price shall be the amount set forth in Landlord’s First Offer Notice and accepted in Named Tenant’s Acceptance Notice), via wire transfer of immediately available funds, provided that the Deposit and all interest accrued thereon, shall be delivered to Landlord at Closing and credited against such purchase price.

(c) Landlord and Tenant will each pay their own attorneys’ fees in connection with the Closing. Landlord shall pay the costs of preparing the deed, the costs associated with releasing any financial encumbrances of record and fees charged to record the deed. Landlord shall pay the Commonwealth of Virginia’s grantor’s tax and Named Tenant shall pay all applicable escrow fees charged by any escrow agent and the cost of all transfer and recordation taxes. Title examination, title insurance premiums, survey charges, and the costs and expenses related to any purchase money financing shall be paid by Named Tenant (other than charges related to the release of any existing financing liens on the Office Complex, which financing liens Landlord shall cause to be released at or prior to the Closing). All other charges shall be borne by Landlord or Named Tenant as is usual and customary to be borne by seller and purchaser, respectively, in customary transactions.

(d) In the event of a failure to close by reason of Named Tenant’s default, Landlord may retain the Deposit as its sole and exclusive remedy for such default. In the event of a failure to close by reason of Landlord’s default, Named Tenant shall have the right to either (i) receive a return of the Deposit (and all interest accrued thereon) and terminate the acquisition of the Office Complex (in which event all of the provisions of this Section 35 shall apply to any subsequent effort of Landlord to sell the Office Complex), or (ii) specifically enforce Landlord’s obligations to sell the Office Complex to Main Tenant in accordance with this Section. If Tenant fails to file an action for specific performance within sixty (60) days after Landlord’s default, Tenant shall be deemed to have elected to proceed under clause (i) above.

35.4 The foregoing and any other provision of this Lease to the contrary notwithstanding, provided that the transaction is consummated for a legitimate business purpose and not for the purpose of circumventing Tenant’s purchase rights under this Section 35, the rights accorded Tenant under this Section 35 shall not apply with respect to the following: (i) any transaction entered into with an Affiliate of Landlord or any transaction between any Person that holds (directly or indirectly) an equity or other interests in Landlord or their Affiliates, (ii) a transfer of up to fifty (50%) percent of the ownership or equity interests (directly or indirectly) pertaining to the Office Complex or in Landlord to an unaffiliated third party, (iii) Landlord’s granting any mortgage or other security interest encumbering the Office Complex or encumbering a direct or indirect ownership or equity interest in Landlord, and any foreclosure sale or sale in lieu of foreclosure (or other exercise of remedies) relating to such mortgage, security interest or equity interest, and the initial sale by any party acquiring Landlord’s interest in the Office Complex after any such foreclosure, sale in lieu of foreclosure or other exercise of remedies, (iv) any direct or indirect transfer, sale or pledge (including, without limitation, by way of any merger, consolidation, amalgamation, sale, or other transfer of any kind) of the legal or beneficial interests (including, without limitation, any rights, distributions, profits or proceeds relating thereto), or assets of, the parent entities (or other upper tier level entities) which comprise the indirect members of the Landlord entity, (v) a bona fide portfolio sale of which the Office Complex is a part, (vi) direct or indirect transfer of interests in Landlord in connection with any initial public offering and/or any subsequent public offering or any other transfer of equity interests in Landlord or (vii) any transaction with respect to which Tenant shall have failed to avail itself of its rights under this Section (collectively, a “Permitted Landlord Transfer”).

35.5 The foregoing and any other provision of this Lease to the contrary notwithstanding, the provisions of this Section 35 (i) are personal to the Named Tenant and may not be exercised by any other Person (provided that the Named Tenant may designate an Affiliate of the Named Tenant to take title to the Office Complex in connection with the Named Tenant’s exercise of its rights under this Section 35), (ii) are subject and subordinate to the rights of any present or future Mortgagee or other Person holding a security interest on any direct or indirect equity interests in Landlord, and (iii) the Named Tenant’s rights granted in this Section 35 shall expire upon the earlier to occur of (x) the initial sale of the Building by Landlord after the date of this Lease or (y) any foreclosure sale or sale in lieu of foreclosure (or other exercise of remedies) relating to a Mortgage or equity interest encumbering the Building or direct or indirect equity interests in Landlord.

36. Future Improvements.

36.1(a) Except in the performance of Landlord’s obligations and in the exercise of Landlord’s rights under this Lease (which obligations and rights shall be performed and exercised subject to and in accordance with Section 16 and Section 6.3), Landlord shall not perform (or caused to be performed) any Alterations to the Premises, except as otherwise provided in Section 36.1(b) and Section 36.1(c).

(b) Landlord may pursue rights to entitle additional development rights on the Land; provided, however, that Landlord may not construct any additional entitled improvements upon the Land: (a) prior to the expiration of the eighth (8th) full calendar year of the Term without Tenant’s prior consent in Tenant’s sole discretion with regard to any type of additional improvements; (b) after the expiration of the eighth (8th) full calendar year of the Term through the initial Lease Expiration Date without Tenant’s prior consent in Tenant’s sole discretion with regard to any additional office improvements; (c) after the expiration of the eighth (8th) full calendar year of the Term through the initial Lease Expiration Date without Tenant’s prior consent in Tenant’s reasonable discretion with regard to any additional non-office improvements; or (d) during any Renewal Term of the Lease without Tenant’s prior consent in Tenant’s reasonable discretion with regard to any type of additional improvements.

(c) Tenant shall be deemed reasonable in withholding its consent if the construction of any additional improvements on the Land would adversely affect Tenant’s access, use, or enjoyment of the Premises. Tenant’s discretion may be based on considerations that include, but are not be limited to: (i) noise, vibration, dust and debris that would be generated from the proposed construction activity; (ii) the timing of other construction activities on other land in reasonable proximity to the Premises; (iii) the proximity of the proposed additional improvements to the Building; (iv) the height of the proposed additional improvements; (v) the displacement of the basketball court, tennis court or any other amenities of the Premises without a replacement/relocation of such amenities reasonably acceptable to Tenant; (vi) the displacement of parking spaces without a replacement/relocation of such parking spaces reasonably acceptable to Tenant; (vii) the potential increase in Taxes, operating expenses or maintenance for which Tenant is responsible to pay or perform, and (viii) any adverse affect that such additional improvement might have on Tenant’s business or reputation.

(d) Any Alterations permitted to be made by Landlord pursuant to the foregoing provisions of this Section shall be performed (i) in a good and workmanlike manner by licensed and reputable contractors, (ii) in compliance with all Legal Requirements, (iii) in a way that does not materially interfere with the quiet enjoyment of the Premises by Tenant or any Permitted User or the conduct of the business of any such Persons, (iv) in coordination with Tenant (or its property manager) to avoid undue interference with the normal operations and use of the Premises, and (v) after obtaining public liability and worker’s compensation insurance policies in such amounts as are customarily obtained for work similar to the Alteration to be performed, which policies shall cover every person who will perform any work with respect to such Alteration.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Landlord and Tenant have respectively executed this Lease as of the day and year first above written.

LANDLORD:

12061 BLUEMONT OWNER, LLC, a Delaware limited liability company

By:	Rockwood VIII REIT, Inc.,
a Maryland corporation,
its Sole Member

By:	/s/ Peter J. Falco
Name:	Peter J. Falco
Title:	Vice President and Secretary

TENANT:

VERISIGN, INC., a Delaware corporation

By:	/s/ James L. Morgensen
Name:	James L. Morgensen
Title:	Vice President Workplace Resources Group

[Signature Page – Deed of Lease]

EXHIBIT A

LEGAL DESCRIPTION OF LAND

The land upon which the Building containing the Premises exists is as follows:

Block 1C, Section 89A, Reston, as duly subdivided and platted pursuant to a Deed of Dedication, Resubdivision, Easement, Vacation, Release and Subordination recorded in Deed Book 14151 at page 973 among the land records of Fairfax County, Virginia.

Tax Map No. 0173-01-0003A3

A-1

EXHIBIT A-1

FLOOR PLANS

[see attached]

A-1-1

EXHIBIT B

[intentionally omitted]

B-1

EXHIBIT C

DEFINITIONS AND INTERPRETATION

I. Definitions. Capitalized terms used in the Lease shall have the meanings set forth below, unless otherwise specifically provided in this Lease or the context so requires:

“Actual Management Costs” has the meaning provided in Schedule 6.3.

“Abatement Period” has the meaning provided in Section 2.3(a).

“Acceptance Notice” has the meaning provided in Section 35.1.

“Actual Taxes” has the meaning provided in Section 4.2.

“Additional Rent” has the meaning provided in Section 2.3(b).

“Additional Rooftop Equipment” has the meaning provided in Section 14(b).

“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling or controlled by or under direct common control with, such specified Person. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities or other beneficial interest, by contract or otherwise; and the terms “controlling” and “controlled” have the meanings correlative to the foregoing.

“Allowance” has the meaning provided in Section 2.9.

“Alterations” means any physical alterations, installations, improvements, additions or other physical changes in, to or about the Office Complex.

“Applicable Rate” means the lesser of (i) two percent (2%) above the then current “prime” rate as quoted in the Wall Street Journal, and (ii) the maximum rate permitted by applicable law.

“Assignment” means an assignment of all of Tenant’s interest in this Lease to any Person for the balance of the Term.

“Assignment Profit” has the meaning provided in Section 12.7.

“Assignment Review Criteria” has the meaning provided in Section 12.2.

“Building” has the meaning provided in the recitals to this Lease.

“Building Systems” means the base building mechanical, electrical and plumbing systems, fire and life safety systems and the elevators at the Office Complex.

“Business Days” means all days, excluding Saturdays, Sundays and all days observed by either the Commonwealth of Virginia or the Federal government.

“Capital Improvements” has the meaning provided in Section 6.4.

“CERCLA” has the meaning provided in Section 34.1.

“Closing” has the meaning provided in Section 35.3.

“Commencement Date” means the date of this Lease as stated in the introductory paragraph to this Lease.

“Comparable Buildings” means other Class A office buildings in the Reston Town Center District, comparable in age, nature and size to the Building.

“Common Areas” has the meaning provided in the recitals to this Lease.

“Covered Tenant” means any Tenant under this Lease from time to time that is either (i) the Named Tenant, (ii) an Affiliate of the Named Tenant, (iii) a Permitted Assign of either the Named Tenant or an Affiliate of the Named Tenant, or (iv) an Affiliate of any such Permitted Assign.

“Deficiency” has the meaning provided in Section 19.3(b).

“Estimated Management Costs” has the meaning provided in Schedule 6.3.

“Delivery Condition” has the meaning provided in Section 3.1.

“Deposit” has the meaning provided in Section 35.1(b).

“Effective Date” has the meaning provided in the introductory paragraph to this Lease

“Estimated Taxes” has the meaning provided in Section 4.2.

“Estoppel Certificate” has the meaning provided in Section 29.

“Event of Default” has the meaning provided in Section 18.1.

“Expiration Date” means, subject to Tenant’s right to renew the Term for one or both Renewal Terms, the date which is the last day of the month containing the fifteenth (15th) yearly anniversary of the Rent Commencement Date; provided, however, if the Rent Commencement Date is the first (1st) day of a month, the Expiration Date shall be the day immediately preceding the fifteenth (15th) yearly anniversary of the Rent Commencement Date.

“Foreclosure Event” has the meaning provided in Section 8.2.

“First Deposit Period” has the meaning provided in Section 35.1.

“First Offer Notice” has the meaning provided in Section 35.1.

“Fixed Rent” means the rent provided in Section 2.3(a).

“Floor Plans” has the meaning provided in the recitals to this Lease.

“Governmental Authority” means the United States of America, the Commonwealth of Virginia, the County of Fairfax and any agency, department, commission, board, bureau, instrumentality or political subdivision of any of the foregoing, now existing or hereafter created, having jurisdiction over the Premises or any portion thereof.

“Hazardous Materials” has the meaning provided in Section 34.1.

“Indemnified Party” has the meaning provided in Section 31.5.

“Land” has the meaning provided in the recitals to this Lease.

“Landlord” has the meaning provided in the introductory paragraph to this Lease; provided that, from and after the date hereof, Landlord means only the then current fee owner of the Premises at the time of determination.

“Landlord Party” has the meaning provided in Section 31.3.

“Landlord’s Broker” has the meaning provided in Section 30.

“Late Charge” has the meaning provided in Section 2.6(b).

“Lease” has the meaning provided in the introductory paragraph to this Lease

“Legal Requirements” means all present and future laws, rules, orders, ordinances, regulations, statutes, requirements, codes and executive orders of all Governmental Authorities, and of any and all of their departments, commissions, agencies and bureaus, whether now existing or hereafter created, affecting all or any portion of the Premises, or affecting the maintenance, use or occupation of all or any portion of the Building.

“Management Costs Statement” has the meaning provided in Schedule 6.3.

“Named Tenant” means VeriSign, Inc., a Delaware corporation, and any successor Permitted Assign.

“Net Sublet Rent” has the meaning provided in Section 12.6.

“Non-Preapproved Assignee” has the meaning provided in Section 12.2.

“Non-Preapproved Assignment” means any Assignment that is not a Pre-approved Assignment.

“Office Complex” has the meaning provided in the recitals to this Lease.

“Operating Failure” has the meaning provided in Section 6.3.

“Operating Standard” has the meaning provided in Section 6.1.

“Operation Transition Date” has the meaning provided in Section 6.3.

“Operation Transition Notice” has the meaning provided in Section 6.3.

“Parking Facilities” has the meaning provided in Section 2.8(a).

“Permitted Assign” shall mean any entity (i) with or into which Tenant is merged or consolidated, (ii) that acquires all or substantially all of the Tenant’s assets either by merger, acquisition, consolidation or otherwise or (iii) that results from a change in Tenant’s name, Tenant’s privatization, a change in control, or Tenant’s conversion into any other type of entity.

“Permitted Landlord Transfer” has the meaning provided in Section 35.4.

“Permitted Use” has the meaning provided in Section 3.2.

“Permitted Users” means Tenant, any Affiliate of Tenant, any Permitted Assign of Tenant, any other Covered Tenant, any other legal occupant of all or any portion of the Premises including any subtenant, together with each of the respective officers, employees, agents, contractors and guests of the foregoing.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

“Pre-approved Alteration” has the meaning provided in Section 5.1.

“Pre-approved Assignment” means an Assignment to a Person which is an Affiliate of Tenant or a Permitted Assign and/or an Assignment to a Person that is the survivor of a merger, consolidation, reorganization or acquisition of Tenant or Tenant’s business so long as (i) the net worth of the assignee is equal to or greater than that of Tenant immediately prior to such assignment; and (ii) the assignee is consistent in kind and character with the tenants normally found in Comparable Buildings.

“Pre-approved Sublet” has the meaning provided in Section 12.3.

“Premises” has the meaning provided in

the recitals to this Lease.

“Punch List Work” has the meaning provided in Section 3.1.

“RCRA” has the meaning provided in Section 34.1.

“Renewal Calculation Date” has the meaning provided in Section 2.3(d)(i).

“Renewal Negotiation Period” has the meaning provided in Section 2.3(d)(iii).

“Renewal Notice” has the meaning provided in Section 2.2.

“Renewal Rate” has the meaning provided in Section 2.3(d)(ii).

“Renewal Rent Notice” has the meaning provided in Section 2.3(d)(iii).

“Renewal Term” has the meaning provided in Section 2.2(a).

“Rent” has the meaning provided in Section 2.4.

“Rent Commencement Date” has the meaning provided in Section 2.3(a).

“Rent Payment Date” has the meaning provided in Section 2.3(a).

“Required Approvals” has the meaning provided in Section 35.1(b).

“Required Removal Alterations” has the meaning provided in Section 5.2.

“Responsible Party” has the meaning provided in Section 31.5.

“Restoration Estimate” has the meaning provided in Section 10.1(a).

“Rooftop Equipment” has the meaning provided in Section 14(a).

“SARA” has the meaning provided in Section 34.1.

“Sallie Mae” has the meaning provided in Section 2.2(c).

“Sallie Mae Expiration Date” has the meaning provided in Section 2.2(c).

“Sallie Mae Lease” has the meaning provided in Section 2.2(c).

“Sallie Mae Termination Agreement” has the meaning provided in Section 2.2(c).

“Secondary Deposit Period” has the meaning provided in Section 35.2(b).

“Specialty Alterations” has the meaning provided in Section 5.1.

“Structural Elements” shall mean the roof, exterior facades, interior load bearing walls, support beams and columns, foundation and footings, concrete floor slab and windows of the Building and of the Parking Facilities.

“Superior Mortgage” means any trust indenture or mortgage which hereafter affects Landlord’s interest in the Premises, and all renewals, extensions, supplements, amendments, modifications, consolidations and replacements thereof or thereto, substitutions therefor, and advances made thereunder.

“Superior Mortgagee” means any trustee, mortgagee or holder of a Superior Mortgage which has executed and delivered to Tenant a Superior Mortgagee SNDA.

“Superior Mortgagee SNDA” has the meaning provided in Section 8.2.

“Tax” or “Taxes” means the aggregate amount of all assessments and charges, special or otherwise, extraordinary as well as ordinary, unforeseen as well as foreseen, now or hereafter levied, and all other impositions and charges of whatever kind or character, assessed or imposed upon or with respect to the Office Complex (or any portion thereof), or with respect to the ownership, operation, alteration, maintenance, repair, use, occupancy or possession of the Office Complex or a portion thereof, by any Governmental Authority, including without limitation (i) real estate taxes levied against the Office Complex during the Term, (ii) franchise taxes, (iii) any business property operating license charges, (iv) business improvement district charges, (v) taxes levied against the Office Complex if it is included in any special tax district formed to fund the “Dulles Corridor Metrorail Project” or any other similar project the focus of which is the extension of the Washington, D.C. Metrorail to Dulles International Airport, and (vi) tax appeal costs (unless paid directly by Tenant). Notwithstanding anything to the contrary contained herein, the term “Taxes” shall exclude: all state, local, federal, personal or corporate income tax measured by the income of Landlord; all estate and inheritance taxes, payroll taxes, franchise taxes (if unrelated to the Office Complex); any tax on gross income from rentals, gross receipts from rentals, rent, occupancy or value added, or any other similar tax levied against Landlord, with respect to its ownership, use or leasing of the Office Complex (except to the extent allowed above as a business property operating license charge); succession and transfer taxes, gift taxes, excise franchise taxes, profit taxes, capital levies, special assessments and interest on taxes or any late fees or penalties resulting from the failure of Landlord to timely pay taxes of any kind or to file any tax or information return when due; any transfer or recordation taxes imposed in connection with a transfer of all or any portion of the Office Complex or any refinancing thereof; taxes arising as a result of any improvements, expansions or additions to any part of the Office Complex provided Tenant does not occupy such improvement, expansion or addition; and any special assessments for capital improvements which are incorporated into the Office Complex itself. If, by law, any assessment may be paid in installments then, for purposes hereof such assessment shall be deemed to have been payable in the maximum number or installments permitted by law.

“Tax Year” shall mean each period of twelve (12) months occurring during the Term as hereafter may be duly adopted as the fiscal year for real estate tax purposes in Fairfax County, Virginia.

“Tax Statement” has the meaning provided in Section 4.2.

“Tenant” has the meaning provided in the introductory paragraph to this Lease; provided that, from and after the date hereof, Tenant means only the then current tenant under this Lease at the time of determination.

“Tenant Party” has the meaning provided in Section 31.3(a).

“Tenant’s Broker” has the meaning provided in Section 30.

“Tenant’s Property” has the meaning provided in Section 23.3.

“Term” has the meaning provided in Section 2.2(a).

“Transferee” has the meaning provided in Section 12.5(a).

“Unavoidable Delay” means any delay caused by strikes or other labor disputes, acts of God, inability to obtain labor or materials (after reasonable efforts are made to find labor or materials), governmental actions or restrictions, enemy action, civil commotion, sabotage, war, terrorism, vandalism, fire or other casualty, judicial or other legal proceeding affecting performance hereunder, or similar causes beyond the reasonable control of the responsible party.

II. Interpretation. For purposes of this Lease, the phrase “including” shall mean “including without limitation” and, whenever the circumstances or the context requires, the singular shall be construed as the plural and the masculine shall be construed as the feminine and/or the neuter and vice versa. This Lease shall be interpreted and enforced without the aid of any canon, custom or rule of law requiring or suggesting construction against the party drafting or causing the drafting of the provision in question.

EXHIBIT D

[intentionally omitted]

D-1

EXHIBIT E-1

FORM OF TENANT ESTOPPEL CERTIFICATE

TENANT ESTOPPEL CERTIFICATE

                 , 20

By a certain lease described below (“Lease”), the undersigned (“Tenant”) has leased from                      (“Landlord”) the leased premises (“Leased Premises”) located at                     ,                     , in                                          ,                      which are more particularly described in the Lease.

The Tenant hereby certifies that it is the tenant under the Lease. Tenant hereby further acknowledges that it has been advised that the Lease may be collaterally assigned in connection with a proposed financing secured by the “Property” of which the Leased Premises is a part and/or may be assigned in connection with a sale of the Property, and hereby certifies to [                    ] (the “Purchaser”) as the prospective purchaser of the Property and to any and all prospective mortgagees of the Property, including any trustee on behalf of any holders of notes or other similar instruments, any holders from time to time of such notes or other instruments, and their respective successors and assigns (the “Beneficiaries”) that as of the date hereof:

Tenant’s Leased Premises is                      and comprises                      rentable square feet.

Except as set forth in the Lease, Tenant has no options to renew or extend the term of the Lease.

Except as set forth in the Lease, Tenant has no expansion rights, contraction rights, rights of first refusal, rights of first offer or similar rights except as follows (if None, insert “None”):

The Leased Premises and possession thereof are accepted.

The Lease is in full force and effect and all preconditions to the commencement of rent and the performance by the tenant of its obligations thereunder have occurred.

The Lease term began on                      and ends on                     . Tenant has no right to terminate the term of the Lease prior to its normal expiration, except as follows (if None, insert “None”):

E-1

Tenant claims no present charge, lien or claim of offset against rent except as follows:                      (if None, insert “None”).

Rent and other charges due or to become due under the Lease are paid for the current month but is not paid and will not be paid more than one month in advance. Basic or fixed rent is $                     per month and is due on the      of each month.

To Tenant’s knowledge, there are no existing defaults under the Lease by reason of any act or omission of the Landlord Parties, except as follows (if None, insert “None”):

There are no unpaid, outstanding or unapplied tenant improvement allowances, tenant inducements, refurbishment allowances, free rent periods or other tenant allowances, concessions or inducements except as follows (if None, insert “None”):

The Lease and all amendments consist of the following, a copy of each of which is attached hereto:

Deed of Lease dated                      by and between                      and

                    .

Tenant is in full possession of the Premises. There are no subtenants, licensees or concessionaires, except as follows (if None, insert “None”): .

To Tenant’s knowledge, all work to be performed by Landlord Parties under the Lease has been performed and accepted by Tenant, except the following: (if None, insert “None”)                                                             .

This Certificate shall be binding upon the successors, assigns and representatives of the undersigned and any party claiming through or under the undersigned, and shall inure to the benefit of the Beneficiaries.

The undersigned is duly authorized and fully qualified to execute this instrument on behalf of Tenant.

TENANT:

By:
Name:
Title:

E-2

EXHIBIT E-2

FORM OF LANDLORD ESTOPPEL CERTIFICATE

LANDLORD ESTOPPEL CERTIFICATE

                 , 20

Re: Lease dated                     , by and between                      (“Tenant”) and                      (“Landlord”)[, as amended by                     ] ([as amended], the “Lease”), a copy of which is attached hereto, for approximately                      [rentable] square feet of space (the “Leased Premises”) on the                      floor(s) of the building located at                      (the “Building”).

The undersigned hereby certifies that it is a party under the Lease. The undersigned hereby acknowledges that statements made in this Certificate may be relied upon by [any subtenant or assignee of Tenant, and any party acquiring or making an investment in Tenant] [INCLUDE AS APPLICABLE] (the “Beneficiaries”). The undersigned hereby certifies to such Beneficiaries that as of the date hereof:

1. The Lease is in full force and effect and has not been amended, modified or supplemented except as described above. To the undersigned’s knowledge, the Lease and all amendments thereto have been approved by any and all mortgagees and other parties whose approval is required. To the undersigned’s knowledge as of the date hereof, the undersigned does not have any defense, offset or claim against its obligation to perform its covenants under the Lease, except as expressly set forth below (if None, write “None”):                                                                                                                                                                                                                                                                       .

2. The Leased Premises is                      and comprises                      rentable square feet.

3. The Lease term began on                      and ends on

4. Rent and other charges due or to become due under the Lease are paid for the current month but is not paid and will not be paid more than one month in advance. Basic or fixed rent is $                     per month and is due on the      of each month.

5. There is no existing default on the part of the undersigned under the Lease.

E-1

6. To the undersigned’s knowledge: there is no existing default on the part of Tenant under the Lease.

7. No voluntary action is pending against the undersigned under federal or state bankruptcy or insolvency law, and to the undersigned’s knowledge, no involuntary action is pending against the undersigned under federal or state bankruptcy or insolvency law.

8. The person signing below on the undersigned’s behalf is authorized to do so and to bind the undersigned to the terms of this Certificate.

9. This Certificate shall be binding upon the successors, assigns and representatives of the undersigned and any party claiming through or under the undersigned, and shall inure to the benefit of the Beneficiaries.

By:
Name:
Title:

E-2

EXHIBIT F

[intentionally omitted]

F-1

SCHEDULE 2.3

FIXED RENT

Rent Lease Year	Fixed Rent per rentable square foot per annum	Fixed Rent per annum	Fixed Rent per month
1	$27.25	$6,031,133.50	$502,594.46
2	$28.00	$6,197,128.00	$516,427.33
3	$28.77	$6,367,549.02	$530,629.09
4	$29.56	$6,542,396.56	$545,199.71
5	$30.37	$6,721,670.62	$560,139.22
6	$31.21	$6,907,584.46	$575,632.04
7	$32.07	$7,097,924.82	$591,493.74
8	$32.95	$7,292,691.70	$607,724.31
9	$33.85	$7,491,885.10	$624,323.76
10	$34.79	$7,699,931.54	$641,660.96
11	$35.74	$7,910,191.24	$659,182.60
12	$36.73	$8,129,303.98	$677,442.00
13	$37.74	$8,352,843.24	$696,070.27
14	$38.77	$8,580,809.02	$715,067.42
15	$39.84	$8,817,627.84	$734,802.32
16 through initial Expiration Date	$40.93	$9,058,873.18	$754,906.10

“Rent Lease Year” means the period commencing on the Rent Commencement Date and ending on the last day of the twelfth (12th) full month thereafter, and each succeeding twelve (12) month period thereafter, throughout the remainder of the Term, and any extensions thereof.

Schedule 2.3

SCHEDULE 2.7-A

LIST OF FURNISHINGS

	U Shape Desk System	Desk	Cred- enza	Computer Table	Book- case	Task Chair	Guest/ Side Chair	Conf- erence Table (Small)	Conf- erence Table	Conf- erence Chair	Cafe- teria Table	Cafe- teria Chairs	Sofa	Lounge Chair	Occa- ssional Table	Folding Table	Training Tables	Coffee Table	Lateral File Cabinet	Lateral File Cabinet Over- storage	Stor/ Wardrobe Cabinet	Bench/ Stools	Cub- icle
P-5 Level Subtotal
P-4 Subtotal	0	0	0	0	0	0	4	0	0	0	0		0	0	0	1	0	0	0	0	0	0	4
P-3 Subtotal	2	2	3	1	4	20	23	2	1	0	2	0	0	8	2	1	0	1	21	0	3	4	11
P-2 Subtotal	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0
Plaza Subtotal	24	6	8	5	25	81	12	1	3	0	0		2	4	1	0	0	2	74	2	0	0	54
2nd Subtotal	5	4	5	3	10	26	34	8	0	0	0		0	0	0	0	1	0	29	0	1	0	21
3rd Subtotal	21	12	14	6	72	68	72	19	2	28	0		1	9	2	0	8	1	92	0	9	0	41
4th Subtotal	12	3	4	2	17	187	76	13	1	12	0		0	5	1	0	18	0	25	6	0	0	134
5th Subtotal	21	13	11	10	29	121	125	25	2	19	0		0	4	5	0	11	0	96	6	1	0	88
6th Subtotal	25	5	8	5	62	130	67	15	0	0	0		1	0	2	0	6	0	64	18	0	0	94
7th Floor Subtotal	14	4	5	4	31	138	45	13	1	0	0		0	0	1	0	17	0	143	17	0	0	103
8th Subtotal	10	1	3	0	10	150	63	9	0	0	0		0	0	0	0	28	0	62	0	1	0	113

TOTAL	134	50	61	36	260	921	521	105	10	59	2	0	4	30	14	2	89	4	606	49	15	4	663

Item Descriptions:
U Shaped Desk System -	Approximately 100 Knoll (Cherry veneer); Morrison Office Desk System with 6’ bullet desk, return, and credenza with 2h wood veneer lateral filing and 60” overhead cabinet
U Shaped Desk System -	Approx. 34 Steelcase (Cherry veneer) office desk system with 7’ desk, return, credenza and hutch with shelves and storage cabinets
Desks -	6’×3’ wood desk; species varies (mostly cherry); Mixture of Steelcase, OFS and Helikon
Credenza -	6’ wood credenza; species varies (mostly cherry); Mixture of Steelcase, OFS and Helikon
Computer Table -	30”w wood computer table with keyboard tray; species varies (mostly cherry); mixture of Steelcase and Helikon
Bookcase -	Wood - size, manufacturer, and species varies
Cubicle -	Almost exclusively 7’-0” × 7’-0” Knoll cubicles with 64”h panels, 7” Knoll; Currents Technology Spline and Knoll; Dividends wing panels, glass top panel at corridors, cubicle includes overhead storage, BBF and wardrobe cabinet.

Schedule 2.7-A

Sallie Mae Fitness Center Equipment List
Equipment Type	Quantity
Life Fitness 95i Treadmill	5
Life Fitness 95xi Elip Cross Trainer	3
Life Fitness 95ci Upright LifeCycle	2
Life Fitness 95ri Recumbent LifeCycle	4
Life Fitness 9500HR Cross Trainer	4
Life Fitness 95si StairClimber	2
Paramount Advanced Verticle Butterfly AP3100	1
Paramount A.P. Lat Pulldown AP2400	1
Cybex Lat Pulldown	1
Paramount A.P. Seated Chest Press AP2600	1
Paramount Shoulder Press AP2700	1
Paramount Bicept Curl AP2300	1
Paramount Tricep Extension FW500	1
Paramount A.P. Rotary Torso AP3000	2
Paramount A.P. Seated Row AP2500	1
Paramount A.P. Seated Leg Curt AP2100	1
Hammer Strength Pullover PLOP	1
Paramount A.P. Back Extension AP3300	1
Paramount A.P. Leg Extension AP2000	1
Paramount A.P. Seated Leg Press AP2800	1
Paramount Abdominal Crunch Bench PFW5300	1
Paramount A.P. Abdominal AP3200	1
Paramount A.P. Saddle Dumbbell Rack PFW4800	1
Hampton Fitness Dumbbells set 5 to 75lbs	1
Paramount Smith Machine PFW7700A	1
Paramount Cable Crossover MS2000	1
Paramount Flat/Incline Bench PFW6200	2
Sallie Mae Cafeteria Equipment List
Shelving Unit	14
Walk-in refrigerator/Freezer	1
Refrigerator System 35F	1
Refrigerator System 10F	1
Walk-in shelving unit	10
Prep sink 2 compartment	1
Wakk shelf	2
Disposer	2

Schedule 2.7-A

Pre rinse hose	2
Worktable mobile	1
Worktable	1
Slicer	1
Worktable mobile	1
Mixer table	1
20Qt mixer	1
Handsink	1
Worktable & pot rack	2
Fryer & filter system	1
Tilting frying pan	1
Floor grate & pan	1
Range 4 burner	1
Convection steamer	1
Convection oven, double	1
Exhaust ventilator	1
Fire suppression system	1
Dish table & pot sink	1
Icemaker	1
Icebin	1
Floor grate & pan	1
Dishwasher	1
Condensate hood	1
Hot water booster heater	1
Dishtable, clean	1
Soda system by owner	1
Refrigerator/freezer 1 section	1
Fryer, filter system & warmer	1
Exhaust ventilator	1
Fire suppression system	1
Counter with doors & sink	1
Waffle baker	2
Exhaust ventilator	1
Griddle electric	1
Drop-in cold pan refrigerated	1
Food warmer heat lamp	2
Drop-in hot food wells	2
Grill & entrée counter	1

Schedule 2.7-A

Food shield	1
Exhaust ventilator	1
Microwave oven	1
Refrigerated base counter	1
Italian toaster	1
Pizza oven	1
Equipment stand	1
Refrigerated base w/raised rail	1
Rack, roll-in	1
Deli & pizza counter	1
Food shield	1
Drop-in cold pan refrigerated	1
Refrigerated display	1
Built-in warming shelf	1
Food warmer, heat lamp	1
Beverage counter	1
Drop-in cup dispenser cold	3
Ice/soda dispenser	1
Juice dispenser	1
Iced tea brewer/dispenser	1
Drop-in cup dispenser hot	3
Airpot & Coffee brewer	1
Waste chute sleeve	1
Drop-in cup dispenser	1
Soft serve frozen yoghurt machine	1
Toppings display by owner	1
Refrigerator open display	2
Food display cabinet	1
Mobile counter	1
Food bar	1
Food shield	1
Drop-in cold pan refrigerated	2
Drop-in hot food wells	1
Drop-in cold pan refrigerated	1
Drop-in cup dispenser	2
Built-in circular soup well	2
Drop-in tray dispensor	3
Tray counter	1

Schedule 2.7-A

Food display cabinet	2
Cashier counter	2
Weighing scale by owner	2
POS register by owner	2
Condiment counter	2
Small Round Table	30
Small Rectang. Table	17
Small Square Table	4
Large Square	10
Cafeteria Chairs	170
Sallie Mae Conference Center P3
C400 – motorized ceiling mounted projection screen.	1
C402 - motorized ceiling mounted projection screens.	2
C404 - motorized ceiling mounted projection screen.	1
C406 motorized ceiling mounted projection screen.	1
Conference room tables	65
Conference chairs	202

Schedule 2.7-A

SCHEDULE 2.7-B

FORM OF FURNISHINGS BILL OF SALE

BILL OF SALE AND ASSIGNMENT

THIS BILL OF SALE AND ASSIGNMENT (this “Bill of Sale”) is made as of             , 2010, from 12061 BLUEMONT OWNER, LLC, a Delaware limited liability company (“Assignor”), to VERISIGN, INC., a Delaware corporation (“Assignee”).

RECITALS

A. Assignor and Assignee are parties to that certain Deed of Lease (the “Lease”) dated as of September     , 2010, pursuant to which Assignee is leasing from Assignor that certain Office Complex located at 12061 Bluemont Way, Reston, Virginia as more particularly described in the Lease.

B. Pursuant to the terms of the Lease, Assignor is to sell, assign, transfer and convey to Assignee certain furniture, fixtures and equipment located in such Office Complex, and Assignee desires to accept and obtain such furniture, fixtures and equipment from Assignor, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the receipt of One and No/100 Dollar ($1.00) and other good and valuable consideration in hand paid by Assignee to Assignor, the receipt and sufficiency of which are hereby acknowledged by Assignor, Assignor does hereby SELL, ASSIGN, CONVEY, TRANSFER, SET OVER, and DELIVER to Assignee, good and marketable title in and to the following (collectively, the “Assigned Properties”):

The furniture, fixtures and equipment set forth in Attachment A attached hereto and made a part hereof.

Assignee acknowledges that Assignor makes no other representation or warranty with respect to the Assigned Properties and that Assignor’s interest in the Assigned Properties is being transferred in its “as is” “where is” condition, with all faults.

This Bill of Sale may be executed in two or more counterpart copies, all of which counterparts shall have the same force and effect as if all parties hereto had executed a single copy of this Bill of Sale.

[SIGNATURES ON THE NEXT PAGE]

Schedule 2.7-B

EXECUTED to be effective as of date set forth above.

ASSIGNOR:

12061 BLUEMONT OWNER, LLC, a Delaware limited liability company

By:
Name:
Title:

ASSIGNEE:

VERISIGN, INC., a Delaware corporation

By:
Name:
Title:

List of Attachments:

Attachment A – List of Assigned Properties

Schedule 2.7-B

SCHEDULE 6.3

MANAGEMENT, MAINTENANCE, REPAIRS AND RELATED EXPENSES

FOLLOWING AN OPERATION TRANSITION NOTICE

1.(a) In the event Landlord delivers an Operation Transition Notice to Tenant pursuant to Section 6.3 of the Lease, from and after the Operation Transition Date,: (i) Landlord shall be obligated to provide all services necessary to operate, manage, maintain, repair and replace (if necessary) (1) the Building lobby, fire stairs, base building restrooms and all other Common Areas (provided, however, that for the purposes of this Section, the term Common Areas shall not include any portion of the Building then being used exclusively by Tenant for office purposes or purposes incidental thereto and/or any portion of the Building that would normally be treated as part of the leased premises where the tenant leases an entire floor), (2) the Parking Facilities, (3) the Building Systems, and (4) the Structural Elements in each case in accordance with the Operating Standard, (ii) Landlord shall contract directly for the provision of all services and supplies necessary for the foregoing (including, without limitation, property management, cleaning and janitorial, landscaping, pest control, snow removal, security, Structural Elements and Building System maintenance and window cleaning), and (iii) Tenant shall have no further responsibility for the performance or provision of any such supplies or services; provided, however, that Tenant shall reimburse Landlord, as Additional Rent, all Management Costs (as defined below) in accordance with the provisions of this Schedule 6.3 and for Tenant’s share of any Capital Improvement costs as set forth in Section 6.4. Landlord’s obligations pursuant to this Section 1(a) shall include the performance of such replacements and such reasonable repairs and maintenance that the Designated Engineer determines must be performed in accordance with Section 6.6 of the Lease in order to maintain, repair and replace, if necessary, the Office Complex or components thereof in accordance with the Operating Standard except to the extent any of same is the responsibility of Tenant pursuant to Section 1(b) of this Schedule 6.3. In the event Landlord elects to make any Capital Improvement to the Office Complex in excess of the Capital Improvements deemed to be necessary by the Designated Engineer, such excess Capital Improvement shall be made at Landlord’s sole cost and expense and same shall not be included within the definition of Management Costs for the purposes of this Schedule 6.3.

(b) In the event Landlord delivers an Operation Transition Notice to Tenant pursuant to Section 6.3 of the Lease, from and after the Operation Transition Date, subject to Section 1(a) of this Schedule 6.3, Tenant, at Tenant’s sole cost and expense, shall promptly make all repairs, perform all maintenance, and make all replacements (if necessary) in accordance with the Operating Standard in and to that portion of the Office Complex that Landlord is not obligated to operate, manage, maintain, repair and/or replace pursuant to Section 1(a) of this Schedule.

2. Landlord shall provide to Tenant Landlord’s written estimate (a “Management Costs Statement”) of the amount of Management Costs Landlord anticipates that it will incur during each calendar year (or portion of a calendar year) from and after Landlord’s delivery of an Operation Transition Notice (“Estimated Management Costs”). The Management Costs Statement for the first calendar year (or portion of the first calendar year) following Landlord’s delivery of an Operation Transition Notice shall be provided to Tenant on or before the

Schedule 6.3

Operation Transition Date, and the Management Costs Statement for each subsequent calendar year shall be provided to Tenant not later than one (1) month prior to the commencement of such calendar year. Commencing on the first Rent Payment Date following Tenant’s receipt of each Management Costs Statement and continuing on each subsequent Rent Payment Date thereafter for the remainder of such calendar year, Tenant shall pay to Landlord the Estimated Management Costs such that such Estimated Management Costs shall be spread equally over the balance of such calendar year; provided, that for the period of any calendar year prior to the date Tenant has received the Management Costs Statement for that calendar year, Tenant shall pay the Estimated Management Costs based on the most recent Management Costs Statement Tenant has received. Not later than 180 days after the end of each calendar year, Landlord shall deliver to Tenant a written statement setting forth the amount of actual Management Costs incurred by Landlord for such calendar year (“Actual Management Costs”), together with reasonable supporting documentation. To the extent that Actual Management Costs exceed Estimated Management Costs for any such calendar year, Tenant shall pay such deficiency to Landlord, as Additional Rent, on the Rent Payment Date next succeeding Tenant’s receipt of Landlord’s notice of Actual Management Costs (or if such next Rent Payment Date is less than thirty (30) days following Tenant’s receipt of such notice of Actual Management Costs, Tenant may pay such amount on the second Rent Payment Date following such notice) or if the Term has expired or terminated, within thirty (30) days after receiving such notice of under payment. To the extent that Estimated Management Costs exceed Actual Management Costs for any such calendar year, Tenant may offset the amount of Tenant’s overpayment from the amount of Rent due on the Rent Payment Date next succeeding Tenant’s receipt of Landlord’s notice of Actual Management Costs or if the Term has expired or terminated, Landlord shall refund such overpayment to Tenant within thirty (30) days of Landlord’s delivery of the written statement of Actual Management Costs to Tenant.

3. Tenant may object to any statement of Actual Management Costs provided Tenant gives Landlord written notice within 180 days after Tenant’s receipt of such statement. Tenant, or an auditor hired by Tenant and reasonably acceptable to Landlord, shall have the right, during regular business hours and after giving at least ten (10) days’ advance written notice to Landlord, to inspect and complete an audit of Landlord’s books and records relating to Management Costs for the immediately preceding calendar year. Tenant will not engage any auditor who is to be compensated in whole or in part, on a contingency fee basis. In the event that Tenant and Landlord disagree on the amount of Actual Management Costs after any such audit has been completed, and if such is not settled by agreement, either party may submit the dispute to arbitration in accordance with the commercial arbitration rules of the American Arbitration Association. The decision of the arbitrators shall be final and binding on Landlord and Tenant and judgment thereon may be entered in any court of competent jurisdiction. The cost of the arbitrator shall be paid in the following manner: (i) the Landlord’s share of the cost shall be equal to a quotient, the numerator being the amount of the final settlement due to the Tenant, and the denominator being the original amount of the settlement requested by the Tenant; and (ii) the Tenant’s share of the cost shall be the total cost less that paid by the Landlord. Tenant shall (and shall cause its employees, agents and consultants to) keep the results of any such audit strictly confidential. All costs and expenses of any inspection or audit shall be paid by Tenant; provided, however, that if any such audit shows that Management Costs for the subject calendar year were overstated by Landlord by more than five percent (5%), then Landlord shall bear the actual and reasonable costs of such audit, up to an aggregate amount

Schedule 6.3

equal to Five Thousand Dollars ($5,000) per calendar year audited. If Tenant does not notify Landlord in writing of any objection to any statement within 180 days after receipt thereof, then Tenant shall be deemed to have waived such objection and its right to audit for such year; provided, however, that if, during any audit described in this Section, it is determined that an error in Landlord’s calculation of Actual Management Costs for a calendar year exists, and such error also caused an overpayment by Tenant for the then immediately preceding calendar year, then Landlord shall adjust the Actual Management Costs payable by Tenant for such immediately preceding calendar year to account for such error if Tenant did not exercise its audit rights pursuant to this Section with respect to such immediately preceding calendar year. If Tenant is owed monies as a result of the audit, then Landlord shall reimburse Tenant for said amounts within thirty (30) days following the date Landlord and Tenant have reached an agreement with respect to such amounts or the date the arbitrator has made its final ruling on the matter, as applicable, and if Landlord does not timely pay such amounts, Tenant may offset such amounts from the amount of Rent due on the Rent Payment Date next succeeding the expiration of such thirty (30) day period.

4. As used in this Schedule 6.3, the term “Management Costs” shall mean all expenses, costs and disbursements actually paid or incurred by Landlord in connection with the ownership, management, maintenance, operation, replacement and repair of the Office Complex, including, without limitation: (i) owner association dues and assessments; (ii) Capital Improvement and replacement expenses (subject to the exclusions set forth in clause (a) below); (iii) the cost and expense of operating, maintaining, repairing and replacing (to the extent Landlord (and not Tenant) operates, maintains, repairs and/or replaces) the Office Complex or any portion thereof; and (iv) reasonable travel and related expenses incurred by Landlord in connection with property and asset management matters related to the Building. Management Costs shall be determined on a cash or accrual basis, as Landlord may elect, and, to the extent determined on an accrual basis, shall be based on generally accepted accounting principles, consistently applied. To the extent any Management Costs are paid for in advance of the period to which such Management Costs relate, such Management Costs shall only be charged to Tenant for the pro rata portion of the period for which such Management Costs are applicable. No amount incurred as an item of expense shall be included in Management Costs more than once under any circumstances.

Notwithstanding the foregoing to the contrary, in no event shall Management Costs include any of the following expenses, costs or disbursements:

(a) costs of Capital Improvements as being payable by Landlord pursuant to Section 6.4 of the Lease or the last sentence of Section 1(a) of this Schedule 6.3;

(b) interest and amortization of funds borrowed by Landlord, whether secured or unsecured;

(c) leasing commissions incurred in procuring tenants for the Building;

(d) income, excess profits, franchise taxes or other such taxes imposed on or measured by the net income of Landlord from the operation of the Building;

Schedule 6.3

(e) Taxes;

(f) costs generally associated with the maintenance of the existence of Landlord’s ownership entity;

(g) costs incurred by Landlord for the repair of damage to the Building to the extent that Landlord is reimbursed for same by insurance proceeds and all amounts which Landlord would have been able to recover pursuant to insurance policies had the Landlord taken out and maintained those insurance coverage(s) which Landlord is required to take out and maintain pursuant to this Lease;

(h) costs of repairs, restoration, replacements or other work occasioned by the intentional tort or gross negligence of Landlord, or any subsidiary or affiliate of Landlord, or any representative, employee or agent of same (including the costs of any deductibles paid by Landlord), or the act of any other tenant in the Building, or any other tenant’s agents, employees, licensees or invitees to the extent Landlord recovers the applicable cost thereof from such person;

(i) allowances, concessions and other costs and expenses incurred in completing, fixturing, furnishing, renovating or otherwise improving, decorating or redecorating space for tenants (including Tenant), prospective tenants or other occupants and prospective occupants of the Building, other than Common Areas, or vacant, leasable space in the Building;

(j) payments of principal and interest or other finance charges made on any debt and rental payments made under any ground or underlying lease or leases, except to the extent that any portion of same is used for the payment of real estate taxes, insurance premiums or the like;

(k) sale, financing, refinancing and/or mortgaging costs including brokerage commissions, attorneys’ and accountants’ fees, closing costs, title insurance premiums, transfer taxes and interest charges;

(l) fines, interest, penalties, legal fees or costs of litigation incurred due to the late payment of taxes, utility bills and other costs incurred by Landlord’s failure to make such payments when due, if at the time of such failure Tenant was current in the payment of all Rent then due and payable;

(m) costs incurred by Landlord for trustee’s fees, partnership or corporate organizational expenses and accounting fees, except accounting fees relating solely to the operation of the Building;

(n) rentals and other related expenses incurred in leasing air conditioning systems, elevators or other equipment ordinarily considered to be of a capital nature, except as hereinabove permitted;

(o) costs associated with any lawsuits involving challenges to Landlord’s title to the Office Complex or any portion thereof;

Schedule 6.3

(p) all amounts which would otherwise be included in Management Costs which are paid to any affiliate or subsidiaries of Landlord, or any representative, employee or agent of same, to the extent that the costs of such services exceed the competitive rates for similar services of comparable quality rendered by persons or entities of similar skill, competence and experience in the metropolitan Washington, D.C. area;

(q) costs or expenses of utilities directly metered to tenants of the Building and payable separately by such tenants;

(r) moving expense costs of tenants of the Building to the extent not provided by Landlord to Tenant;

(s) advertising and promotional costs associated with the leasing of the Building, and costs of signs (other than directories or operational signs) in or on the Building identifying the owners of the Building or any tenant of the Building, unless any such sign provides information about how or where to obtain services;

(t) costs incurred (less costs of recovery) for any items to the extent actually reimbursed by a manufacturer’s, materialman’s, vendor’s or contractor’s warranty;

(u) wages and salaries for employees of Landlord or its managing agent above the level of senior property manager, and that portion of wages and salaries for off-site employees which is allocable to services performed with respect to buildings other than the Building;

(v) reserves for repairs, maintenance and replacements, except to the extent actually used to pay for expenses which are includable in Management Costs;

(w) costs (including fines and penalties imposed) incurred by Landlord to remove any Hazardous Materials from either the Building or the Land except to the extent that any such Hazardous Materials were brought onto or into the Building, Land or both by Tenant or any of its employees, agents, contractors, subtenants, assignees, or licensees;

(x) any costs (including acquisition, leasing, use and insurance) related to sculptures, paintings or other objects of art;

(y) costs or expenses incurred with respect to any matter for which Landlord has expressly agreed to indemnify Tenant pursuant to this Lease;

(z) ground lease rental payments;

(aa) bad debts, rent losses and legal costs associated with the collection of such debts and any reserves for the same;

(bb) recoveries which reduce expenses incurred by Landlord and which are not otherwise specified herein;

(cc) costs of disputes between Landlord and any third party regarding matters not related to the Office Complex;

Schedule 6.3

(dd) costs of defending any lawsuits with mortgagees or ground lessors of Landlord;

(ee) costs or expenses incurred in connection with satisfying obligations of Landlord, which are expressly provided in this Lease to be done at Landlord’s sole cost and expense without reimbursement;

(ff) costs associated with any lawsuits involving other tenants, partners or other persons holding equity, lenders or ground lessors of Landlord;

(gg) costs arising from Landlord’s charitable or political contributions;

(hh) costs and expenses in connection with services or other benefits of a type which are not available to Tenant without specific charge therefor, but which are provided to another tenant or occupant of such Building;

(ii) costs of additional casualty insurance premiums for the Building in excess of the standard rate paid by Landlord, which additional cost is attributable to the tenancy of any other tenant or occupant of such Building;

(jj) management fees paid or charged by Landlord in excess of the market range of management fees customarily charged by independent entities providing comparable management services to Comparable Buildings.

(kk) costs related to Landlord’s audit financial statements;

(ll) costs related to events for the Building, including, but not limited to, parties, holiday gifts and welcoming gifts; and

(mm) costs of Landlord’s home office or regional office.

Schedule 6.3

SCHEDULE 9

INSURANCE REQUIREMENTS

I. Landlord Insurance

1. Landlord shall, at its sole cost and expense, maintain or cause to be maintained the following insurance during the Term of the Lease (the “Landlord Insurance Requirement”):

(a) Insurance covering the Office Complex against all risk of physical loss or damage to the improvements and equipment as provided under “All Risk” form coverage, including the perils of hail, windstorm, flood coverage, and acts of terrorism, in amounts not less than the actual replacement cost of the Building without deduction for depreciation; provided that, if Landlord’s insurance company is unable or unwilling to include any or all of such excluded perils, Landlord shall have the option of purchasing coverage against such perils from another insurer on a “Difference in Conditions” form or through a stand-alone policy. Such policies shall contain Replacement Cost and Agreed Amount Endorsements and Building Ordinance Coverage A provided on a replacement cost basis, Demolition (or Coverage B) and Increased Cost of Construction (or Coverage C) ($25,000,000 limit). Such policies and endorsements shall contain reasonable deductibles;

(b) Commercial General Liability Insurance and Umbrella/Excess Liability Insurance, including Business Automobile Liability Insurance (including Non-Owned and Hired Automobile Liability) against claims for personal injury, bodily injury, death, accident or property damage occurring on, in or as a result of the use of the Office Complex, in an amount not less than $10,000,000 on an occurrence basis. Coverage shall also include elevators/escalators (if any), independent contractors, contractual liability and Products/Completed Operations Liability coverage;

(c) Workers’ compensation insurance in the amount required by applicable law or, in lieu of such workers’ compensation insurance, a program of self-insurance complying with the rules, regulations and requirements of the appropriate agency of the Commonwealth of Virginia;

(d) Employers’ liability insurance covering all persons employed by Landlord in connection with any work done on or about the Office Complex in the amount of $1,000,000 per accident, $1,000,000 per illness, per employee, and $1,000,000 per illness in the aggregate; and

(e) Comprehensive Boiler and Machinery/Equipment Breakdown Insurance on any of the equipment on or in the Office Complex, in an amount not less than $5,000,000 per accident for damage to property (and which may be carried as part of the coverage required under clause (i) above or pursuant to a separate policy or endorsement). If such coverage is provided pursuant to a separate Boiler and Machinery policy or endorsement, Landlord will obtain a Joint Loss Agreement. Either such Boiler and Machinery policy endorsements or the Special Causes of Loss policy required in clause (i) above shall include at least $250,000 per incidence for Off-Premises Service Interruption, Expediting Expenses, Ammonia Contamination, and Hazardous Materials Clean-Up Expense.

Schedule 9

The insurance required by Section I above shall be written by companies having a Best’s rating of A-:VII or above and are authorized to write insurance policies by the Virginia Bureau of Insurance. The insurance policies shall be in amounts sufficient at all times to satisfy any coinsurance requirements thereof. If said insurance or any part thereof shall expire, be withdrawn, become void, voidable, including a breach of any condition thereof by Landlord, Landlord shall immediately obtain new or additional insurance reasonably satisfactory to Tenant.

2. Each policy required by any provision of Section I above shall provide that it may not be cancelled except after thirty (30) days’ prior written notice to Tenant.

3. Landlord shall deliver to Tenant all original certificates of insurance evidencing such coverages. All certificates of insurance (including liability coverage) provided to Tenant shall be on ACORD Form 25 (or its equivalent).

4. Anything in these Landlord Insurance Requirements to the contrary notwithstanding, any insurance which Landlord is required to obtain pursuant to these Landlord Insurance Requirements may be carried under a “blanket” policy or policies covering other properties of Landlord or under an “umbrella” policy or policies covering other liabilities of Landlord, as applicable; provided that, such blanket or umbrella policy or policies otherwise comply with the provisions of these Landlord Insurance Requirements.

5. Landlord shall not carry separate insurance concurrent in form or contributing in the event of a Casualty with that required in Section I above unless such separate insurance complies with the other provisions of these Landlord Insurance Requirements. Landlord shall immediately notify Tenant of such separate insurance and shall deliver to Tenant certified copies thereof.

6. Each property policy shall contain a full waiver of subrogation against Tenant.

7. The proceeds of any insurance required under these Landlord Insurance Requirements shall be payable to Landlord.

II. Tenant Insurance

1. Tenant shall, at its sole cost and expense, maintain or cause to be maintained the following insurance during the Term of the Lease (the “Tenant Insurance Requirement”):

(a) Insurance covering all tenant improvements constructed after the Commencement Date against all risk of physical loss or damage to the improvements and equipment as provided under “All Risk” form coverage, including the perils of hail, windstorm, flood coverage and earthquake, in amounts not less than the actual replacement cost of the Building without deduction for depreciation; provided that, if Tenant’s insurance company is unable or unwilling to include any or all of such excluded perils, Tenant shall have the option of purchasing coverage against such perils from another insurer on a “Difference in Conditions” form or through a stand-alone policy. Such policies shall contain Replacement Cost and Agreed

Schedule 9

Amount Endorsements and “Law and Ordinance” coverage (at full replacement cost). Such policies and endorsements shall contain reasonable deductibles. Such policies shall name Landlord as a named insured, and any Superior Mortgagee as mortgagee/loss payee, with respect to liability arising out of the Premises;

(b) Commercial General Liability Insurance and Umbrella/Excess Liability Insurance, including Business Automobile Liability Insurance (including Non-Owned and Hired Automobile Liability) against claims for personal injury, bodily injury, death, accident or property damage occurring on, in or as a result of the use of the Premises, in an amount not less than $10,000,000 on an occurrence basis. Coverage shall also include elevators/escalators (if any), independent contractors, contractual liability and Products/Completed Operations Liability coverage. Such policies shall name Landlord and any Superior Mortgagee as additional insureds with respect to liability arising out of the Premises;

(c) Workers’ compensation insurance in the amount required by applicable law or, in lieu of such workers’ compensation insurance, a program of self-insurance complying with the rules, regulations and requirements of the appropriate agency of the Commonwealth of Virginia;

(d) Employers’ liability insurance covering all persons employed by Tenant in connection with any work done on or about the Premises in the amount of $1,000,000 per accident, $1,000,000 per illness, per employee, and $1,000,000 per illness in the aggregate;

(e) Comprehensive Boiler and Machinery/Equipment Breakdown Insurance on any of the equipment on or in the Premises, in an amount not less than $5,000,000 per accident for damage to property (and which may be carried as part of the coverage required under clause (i) above or pursuant to a separate policy or endorsement). If such coverage is provided pursuant to a separate Boiler and Machinery policy or endorsement, Tenant will obtain a Joint Loss Agreement. Either such Boiler and Machinery policy endorsements or the Special Causes of Loss policy required in clause (i) above shall include at least $250,000 per incidence for Off-Premises Service Interruption, Expediting Expenses, Ammonia Contamination, and Hazardous Materials Clean-Up Expense Such policies shall name Landlord as a named insured and any Superior Mortgagee as mortgagee/loss payee with respect to the Premises.

(f) During any period in which Alterations at the Premises are being undertaken, builder’s risk insurance covering the total completed value, including all hard and soft costs (which shall include business interruption coverage) with respect to the improvements being constructed, altered or repaired (on a completed value, non-reporting basis), replacement cost of work performed and equipment, supplies and materials furnished in connection with such construction, alteration or repair of improvements or equipment, together with such other endorsements as Landlord may reasonably require, and general liability, worker’s compensation and automobile liability insurance with respect to the improvements being constructed, altered or repaired, in such form and in such amounts as Landlord may reasonably require. Such policies shall name Landlord and any Superior Mortgagee as additional insured and/or loss payees with respect to the Premises, as applicable.

Schedule 9

The insurance required by Section II above shall be written by companies having a Best’s rating of A-:VII or above and are authorized to write insurance policies by the Virginia Bureau of Insurance. The insurance policies (i) shall be for such terms as Landlord may reasonably approve and (ii) shall be in amounts sufficient at all times to satisfy any coinsurance requirements thereof. If said insurance or any part thereof shall expire, be withdrawn, become void, voidable, including a breach of any condition thereof by Tenant, Tenant shall immediately obtain new or additional insurance reasonably satisfactory to Landlord.

2. Each insurance policy referred to in clauses (a), (e) and (f) of Section II above shall contain standard non-contributory mortgagee clauses in favor of and acceptable to Lender. Each policy required by any provision of Section II above shall provide that it may not be cancelled except after thirty (30) days’ prior written notice to Landlord.

3. Tenant shall deliver to Landlord all original certificates of insurance evidencing such coverages. All certificates of insurance (including liability coverage) provided to Landlord shall be on ACORD Form 25 (or its equivalent).

4. Anything in these Tenant Insurance Requirements to the contrary notwithstanding, any insurance which Tenant is required to obtain pursuant to these Tenant Insurance Requirements may be carried under a “blanket” policy or policies covering other properties of Tenant or under an “umbrella” policy or policies covering other liabilities of Tenant, as applicable; provided that, such blanket or umbrella policy or policies otherwise comply with the provisions of these Tenant Insurance Requirements, and upon request, Tenant shall provide to Landlord a Statement of Values which may be reviewed annually and shall be amended to the extent determined necessary by Landlord based on revised Replacement Cost Valuations. Upon request, the certified copy of each such blanket or umbrella policy shall promptly be delivered to Landlord.

5. Tenant shall not carry separate insurance concurrent in form or contributing in the event of a Casualty with that required in Section II above unless (i) Landlord and any Superior Mortgagee are included therein as named insureds, with loss payable as provided herein, and (ii) such separate insurance complies with the other provisions of these Tenant Insurance Requirements. Tenant shall immediately notify Landlord of such separate insurance and shall deliver to Landlord certified copies thereof.

6. Each policy shall contain a full waiver of subrogation against the Landlord.

7. The proceeds of any insurance required under these Tenant Insurance Requirements shall be payable to Tenant.

Schedule 9

SCHEDULE 35.3(a)(i)

FORM OF SPECIAL WARRANTY DEED

[PREPARED OUTSIDE THE COMMONWEALTH OF VIRGINIA]

AFTER RECORDATION, PLEASE RETURN TO:

Attn:

Tax Parcel ID No.:

SPECIAL WARRANTY DEED

This SPECIAL WARRANTY DEED is made as of             , 20    , by and between                                 , a                                 , as grantor (“Grantor”), and                                         , a                                         , as grantee (“Grantee”).

WITNESSETH:

That for and in consideration of the sum of Ten Dollars ($10.00), cash in hand paid, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Grantor does hereby grant, bargain, sell and convey, with Special Warranty, unto said Grantee, that certain property located in the Commonwealth of Virginia, situated at 12061 Bluemont Way, Reston, Virginia, as is more particularly described in Exhibit A attached hereto, together with all rights and appurtenances pertaining to such property, including without limitation, all of Grantor’s right, title and interest in and to (i) all minerals, oil, gas and other hydrocarbon substances thereon, (ii) all adjacent strips, streets, roads, alleys and rights-of-way, public or private, open or proposed, (iii) all easements, privileges and hereditaments, whether or not of record, and (iv) all access, air, water, riparian, development, utility and solar rights (collectively, the “Property”).

TO HAVE AND TO HOLD the Property, together with each and every title, right, privilege, appurtenance and advantage thereunto belonging, or in anywise appertaining, unto and for the use, benefit and behoof of Grantee, its successors and assigns, in fee simple forever.

This conveyance is made subject to easements, conditions, encumbrances and restrictions of record insofar as they may lawfully affect the Property.

Schedule 35.3(a)(i)

IN WITNESS WHEREOF, the undersigned has caused these presents to be executed on its behalf by                     , a                     , the                      of                     , the grantor named herein.

GRANTOR:

,
a

By:
Name:
Title:

GRANTEE’S ADDRESS:

Attn:

COUNTY OF	)
) ss:
STATE OF	)

I,                     , the undersigned notary public in and for the jurisdiction aforesaid, do certify that                     , who is named as                     , the                      of                     , the named grantor in the foregoing and attached instrument, dated as of             , 20    , personally appeared before me on the      day of             , 20    , and said                      being personally well known to me as (or satisfactorily proven to be) the person named as Grantor in said instrument and acknowledged said instrument to be the act and deed of                     , and that s/he delivered the same as such before me in the jurisdiction aforesaid.

IN WITNESS WHEREOF, I hereunto set my hand and official seal.

Notary Public

My Commission Expires:

[Notarial Seal]

Schedule 35.3(a)(i)

EXHIBIT A

LEGAL DESCRIPTION

Schedule 35.3(a)(i)

SCHEDULE 35.3(a)(iii)

FORM OF PURCHASE OPTION BILL OF SALE

BILL OF SALE AND ASSIGNMENT

THIS BILL OF SALE AND ASSIGNMENT (this “Bill of Sale”) is made as of             , 20    , from                     , a                      (“Assignor”), to                     , a                     (“Assignee”).

RECITALS

A. Concurrently with the execution and delivery of this Bill of Sale, Assignor is conveying to Assignee, by Special Warranty Deed (the “Deed”), that certain tract of land (the “Land”) more particularly described on Attachment A attached hereto and made a part hereof for all purposes, together with all of the improvements located thereon (the “Improvements”).

B. Assignor desires to sell, assign, transfer and convey to Assignee, and Assignee desires to accept and obtain, the Assigned Properties (as hereafter defined), subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the receipt of Ten and No/100 Dollars ($10.00) and other good and valuable consideration in hand paid by Assignee to Assignor, the receipt and sufficiency of which are hereby acknowledged by Assignor, Assignor does hereby SELL, ASSIGN, CONVEY, TRANSFER, SET OVER, and DELIVER to Assignee, good and marketable title in and to the following (collectively, the “Assigned Properties”):

(a) The tangible personal property owned by Assignor upon the Land or within or upon the Improvements (the “Personal Property”); and

(b) All assignable existing warranties and guaranties (express or implied) issued in connection with the Improvements or the Personal Property (collectively, the “Warranties”).

Assignee acknowledges that Assignor makes no other representation or warranty with respect to the Assigned Properties and that Assignor’s interest in the Assigned Properties is being transferred in its “as is” “where is” condition, with all faults.

This Bill of Sale may be executed in two or more counterpart copies, all of which counterparts shall have the same force and effect as if all parties hereto had executed a single copy of this Bill of Sale.

[SIGNATURES ON THE NEXT PAGE]

EXECUTED to be effective as of date set forth above.

ASSIGNOR:
,
a

By:
Name:
Title:

ASSIGNEE:
,
a

By:
Name:
Title:

List of Attachments:

Attachment A – Description of the Land